As filed with the Securities and Exchange Commission on September
6, 1996

                             Registration No.




                    SECURITIES AND EXCHANGE COMMISSION
                          WASHINGTON, D.C.  20549

                                 FORM S-1
                           AMENDMENT NO.     to
          REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933




                GREAT-WEST LIFE & ANNUITY INSURANCE COMPANY
                        (Exact name of Registrant)

     COLORADO                      63
84-0467907
(State of Incorporation)      (Primary Standard        (I.R.S.
Employer
                                  Industrial
Identification No.)
                              Classification Code
                                  Number)

                          8515 East Orchard Road
                         Englewood, Colorado 80111
                              (800) 537-2033
       (Address, including zip code, and telephone number, including area code, or registrant's principal executive officer)




                            William T. McCallum
                   President and Chief Executive Officer
                Great-West Life & Annuity Insurance Company
                          8515 East Orchard Road
                        Englewood, Colorado  80111
                  (Name and Address of Agent for Service)


                                 Copy to:

                           James F. Jorden, Esq.
                    Jorden Burt Berenson & Johnson LLP
            1025 Thomas Jefferson Street, N.W., Suite 400 East
                       Washington, D.C.  20007-0805




Approximate Date of Proposed Public Offering: Upon the effective date of this Registration Statement.

If any of the securities being registered on this form are to be offered on
a delayed or continuous basis pursuant to Rule 415 under the
Securities Act
of 1933, check the following:    X

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:

If this Form is a post-effective amendment filed pursuant to Rule
462(c)
under the Securities Act, check the following box and list the Securities Act registration statement for the same offering:

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box:

                      CALCULATION OF REGISTRATION FEE

 TITLE OF EACH CLASS OF        AMOUNT TO            PROPOSED
MAXIMUM
SECURITIES TO BE REGISTERED   BE REGISTERED       OFFERING PRICE
PER UNIT

Interests in the Guaranteed
Period Fund - a guaranteed         *                   *
interest option under flexible
premium deferred fixed
annuity contract


                              PROPOSED MAXIMUM
TITLE OF EACH CLASS OF        AGGREGATE OFFERING         AMOUNT OF
SECURITIES TO BE REGISTERED        PRICE               REGISTRATION
FEE

Interests in the Guaranteed
Period Fund - a guaranteed
interest option under         $                             $

flexible premium deferred
fixed annuity contract

* The maximum aggregate offering price is estimated solely for the purpose of determining the registration fee. The amount being registered and the proposed maximum offering price per unit are not applicable in that these securities are not issued in predetermined amounts of units.


The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission acting pursuant to said Section 8(a) may determine.

                       Cross Reference Sheet
                  Showing Location in Prospectus
              and Statement of Additional Information
                      As Required by Form S-1


FORM S-1                                           PROSPECTUS
CAPTION ITEM

1.    Forepart of Registration Statement
      and Outside Front Cover Page                 Cover Page

2.    Inside Front and Outside                     Cover Page;
      Back Cover Pages                             Table of
                                                   Contents

3.    Summary Information, Risk Factors            Key Features of
      and Ratio of Earnings                        the Annuity;
      to Fixed Charges                             Great-West Life
                                                   & Annuity
                                                   Insurance
                                                   Company

4.    Use of Proceeds                              Not Applicable

5.    Determination of Offering Price              Not Applicable

6.    Dilution                                     Not Applicable

7.    Selling Security Holders                     Not Applicable

8.    Plan of Distribution                         Distribution of
                                                   the Contracts

9.    Description of Securities                    The Guarantee
                                                   Period Fund; The
                                                   Market Value
                                                   Adjustment

10.   Interest of Named Experts                    Legal Matters;
      and Counsel                                  Experts

11.   Information with Respect                     Selected
      to the Registrant                            Financial
                                                   Data; Legal
                                                   Proceedings;
                                                   Financial
                                                   Statements

12.   Disclosure of Commission,                    Distribution of
      Position on Indemnification                  the Contracts
      for Securities Act Liabilities

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT.

A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

SCHWAB FIXED ANNUITY
A FLEXIBLE PREMIUM DEFERRED FIXED ANNUITY
Distributed by
CHARLES SCHWAB & CO., INC.
_____________________________________________
Issued by
GREAT-WEST LIFE & ANNUITY
INSURANCE COMPANY

This prospectus describes interests under a flexible premium deferred annuity contract, The Schwab Fixed Annuity (the "Contract"). The Contract is issued either on a group basis or as individual contracts by Great-West Life & Annuity Insurance Company (the "Company"). Participation in a group contract will be accounted for by the issuance of a certificate showing an interest under the group contract. The certificate and the individual contract are hereafter both referred to as the "Contract."

Your investment in the Contract may be allocated to the available Guarantee Periods. You are allowed to select one or more Guarantee Periods, each of which offers you a specified interest rate for a specified period. There may be a market value adjustment on the amounts withdrawn from the Guarantee Period Fund.

The minimum initial investment is $5,000 ($2,000 if an IRA) or $1,000 if made under an Automatic Contribution Plan ("ACP"). The minimum subsequent Contribution is $500 (or $100 per month if made under an ACP).

A maximum surrender charge of three percent may be applicable for amounts withdrawn in the first three years. The Contract provides a Free Look Period of 10 days from your receipt of the Contract (or longer, if required by state law), during which time you may cancel your investment in the Contract. Contributions will be allocated immediately into the specified Guarantee Period(s).

Amounts allocated to a Guarantee Period may be subject to a Market Value Adjustment which could result in receipt of less than your Contributions if you surrender, Transfer, make a partial withdrawal, apply amounts to purchase an annuity or take a distribution upon the death of the Owner or Annuitant before a Guarantee Period Maturity Date. Whether such a result actually occurs depends on the timing of the transaction, the amount of the Market Value Adjustment and the interest rate credited. The interest rate in subsequent Guarantee Periods may be more or less than the rate of a previous Guarantee Period.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSIONS PASSED UPON THE ACCURACY OR ADEQUACY OF THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE. NO PERSON IS AUTHORIZED BY THE COMPANY TO GIVE INFORMATION OR TO MAKE ANY REPRESENTATION, OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, IN CONNECTION WITH THE OFFERS CONTAINED IN THIS PROSPECTUS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFERING IN ANY JURISDICTION IN WHICH SUCH OFFERING MAY NOT LAWFULLY BE MADE. PLEASE READ THIS PROSPECTUS AND KEEP IT FOR FUTURE REFERENCE.

Prospectus Dated September 6, 1996

The Contracts are not deposits of, or guaranteed or endorsed by any bank, nor are the Contracts federally insured by the Federal
Deposit Insurance Corporation, the Federal Reserve Board or any other government agency. The Contracts involve certain investment risks, including possible loss of principal.

To Place Orders and for Annuity Account Information: Contact the
Schwab Annuity Service Center at 800-838-0650 or P.O. Box 7785, San Francisco, California 94120-9420.

About This Prospectus: This Prospectus concisely presents important information you should have before investing in the Contract.
Please read it carefully and retain it for future reference.



     TABLE OF CONTENTS


      Page

DEFINITIONS    iv
KEY FEATURES OF THE ANNUITY    1
GREAT-WEST LIFE & ANNUITY  INSURANCE COMPANY      3
THE GUARANTEE PERIOD FUND     3
THE MARKET VALUE ADJUSTMENT   5
APPLICATION AND CONTRIBUTIONS 6
TRANSFERS 8
CASH WITHDRAWALS    8
TELEPHONE TRANSACTIONS   9
DEATH BENEFIT  10
CHARGES AND DEDUCTIONS   12
PAYMENT OPTIONS     13
FEDERAL TAX MATTERS      16
ASSIGNMENTS OR PLEDGES   20
DISTRIBUTION OF THE CONTRACTS 20
SELECTED FINANCIAL DATA  21
RIGHTS RESERVED BY THE COMPANY     30
LEGAL PROCEEDINGS   30
LEGAL MATTERS  31
EXPERTS   31
AVAILABLE INFORMATION    31
FINANCIAL STATEMENTS     F-1



_________________________________________________________________

THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFERING IN ANY JURISDICTION IN WHICH SUCH OFFERING MAY NOT LAWFULLY BE MADE. NO DEALER, SALESPERSON, OR OTHER PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH OTHER INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED ON.

_________________________________________________________________


     The Contract is not available in all states.







_________________________________________________________________

DEFINITIONS

_________________________________________________________________

Accumulation Period - The period between the Effective Date and the Payment Commencement Date.

Annuitant - The person named in the application upon whose life the payment of an annuity is based and who will receive annuity payments. If a Contingent Annuitant is named, then the Annuitant will be considered the Primary Annuitant. While the Annuitant is living and at least 30 days prior to the annuity commencement date, the Owner may, by Request, change the Annuitant.

Annuity Account - An account established by the Company in the name of the Owner that reflects all account activity under this Contract.

Annuity Account Value - The sum of the value of all Guarantee Periods credited to the Owner under the Annuity Account; less Transfers, partial withdrawals, amounts applied to an annuity option, periodic withdrawals, charges deducted under the Contract and, less Premium Tax, if any.

Annuity Payment Period - The period beginning on the annuity commencement date and continuing until all annuity payments have been made under the Contract.

Automatic Contribution Plan ("ACP") - A plan which allows for automatic periodic Contributions. The Contribution amount will be withdrawn from a designated pre-authorized account and automatically credited to the Annuity Account.

Beneficiary - The person(s) designated by the Owner, in the application, or as subsequently changed by the Owner by Request, to receive any death benefit which may become payable under the terms of the Contract. If the surviving spouse of an Owner is the surviving Joint Owner, the surviving spouse will become the Beneficiary upon such Owner's death and may elect to take the death benefit, if any, or elect to continue the Contract in force.

Company - Great-West Life & Annuity Insurance Company, the issuer of this annuity, located at 8515 East Orchard Road, Englewood, Colorado 80111.

Contingent Annuitant - The person named in the application, unless later changed by the Owner by Request while the Annuitant is alive and before annuity payments have commenced, who becomes the Annuitant when the Primary Annuitant dies. No new Contingent
Annuitant may be designated after the death of the Primary
Annuitant.

Contributions - Purchase amounts received under the Contract prior to any Premium Tax or other deductions.

Effective Date - The date on which the first Contribution is credited to the Annuity Account.

Guarantee Period - One of the periods of time available in the Guarantee Period Fund during which the Company will credit a stated rate of interest. The Company may stop offering any term at any time for new Contributions. Amounts allocated to one or more Guaranteed Periods may be subject to a Market Value Adjustment.

Guarantee Period Fund - A fixed interest investment option in which amounts allocated will be credited a stated rate of interest for the applicable Guarantee Period(s).

Guarantee Period Maturity Date - The last day of any Guarantee
Period.

Guaranteed Interest Rate - The minimum interest rate applicable to each Guarantee Period equal to an annual effective rate in effect at the time the Contribution is made and as reflected in written confirmation of the Contribution. This is the minimum rate allowed by law and is subject to change in accordance with changes in applicable law.
Individual Retirement Annuity (IRA) - An annuity contract used in a retirement savings program that is intended to satisfy the requirements of Section 408 of the Internal Revenue Code of 1986, as amended.

Market Value Adjustment - An adjustment which may be made to amounts paid out before the Guarantee Period Maturity Date due to surrenders, partial withdrawals, Transfers, amounts applied to the periodic withdrawal option or to purchase an annuity, and distributions resulting from death of the Owner or Annuitant, as applicable. The Market Value Adjustment may increase or decrease the amount payable on one of the above-described distributions. A negative adjustment may result in an effective interest rate lower than the applicable Guaranteed Interest Rate and the value of the Contribution(s) allocated to the Guarantee Period being less than the Contribution(s) made. The Market Value Adjustment is detailed on page 15.

Non-Qualified Annuity Contract - An annuity contract which is not intended to be part of a qualified retirement plan and is not intended to satisfy the requirements of Section 408 of the Internal Revenue Code of 1986, as amended.

Owner (Joint Owner) or You - The person(s), while the Annuitant is living, named in the Contract Data Page who is entitled to exercise all rights and privileges under the Contract. Joint Owners must be husband and wife as of the date the Contract is issued. The Annuitant will be the Owner unless otherwise indicated in the application. If a Contract is purchased as an IRA, the Owner and the Annuitant must be the same individual and no Joint Owner may be named. Any reference to Owner in the singular tense shall include the plural, and vice versa, as applicable.

Payment Commencement Date - The date on which annuity payments or periodic withdrawals commence under a payment option. The Payment Commencement Date must be at least one year after the Effective Date of the Contract. If a Payment Commencement Date is not shown on the Contract Data Page, annuity payments will commence on the first day of the month of the Annuitant's 91st birthday. The Payment Commencement Date may be changed by the Owner within 60 days prior to commencement of annuity payments or it may be changed by the Beneficiary upon the death of the Owner. If this is an IRA, payments which satisfy the minimum distribution requirements of the Internal Revenue Code of 1986, as amended, must begin no later than the Owner's attainment of age 701/2.

Premium Tax - The amount of tax, if any, charged by a state or other governmental authority.

Request - Any written, telephoned, or computerized instruction in a form satisfactory to the Company and received at the Schwab Annuity Service Center (or other annuity service center subsequently named) from the Owner or the Owner's designee (as specified in a form acceptable to the Company) or the Beneficiary (as applicable) as required by any provision of the Contract or as required by the Company. All Requests are subject to any action taken or payment made by the Company before it was processed.

Schwab Annuity Service Center -  P.O. Box 7785, San Francisco,
California 94120-9420, telephone 800-838-0650.

Simplified Employee Pension - An individual retirement annuity
(IRA) which may accept contributions from one or more employers under a retirement savings program intended to satisfy the requirements of Section 408(k) of the Internal Revenue Code of 1986, as amended.

Surrender Value - The Annuity Account Value with a Market Value
Adjustment, if applicable, and/or any surrender charge, if applicable, on the effective date of the surrender, less Premium
Tax, if any.

Transaction Date - The date on which any Contribution or Request from the Owner will be processed by the Company at the Schwab Annuity Service Center. Contributions and Requests received after 4:00 p.m. EST/EDT will be deemed to have been received on the next business day. Requests will be processed and each day that the New York Stock Exchange is open for trading.

Transfer - The moving of money from among the the Guaranteed
Periods.

We, our, us, or GWL&A:  Great-West Life & Annuity Insurance
Company.

     KEY FEATURES OF THE ANNUITY

The Contract currently allows you to invest in the Guarantee Period Fund which is comprised of Guarantee Periods, each of which has its own stated rate of interest and its own maturity date. The stated rate of interest for the Guarantee Period will depend on the date the Guarantee Period is established and the duration of the Guarantee Period you select from among those available. The rates declared are subject to a minimum (Guaranteed Interest Rate), but the Company may declare higher rates (the stated rate of interest).

The Guaranteed Interest Rate will be disclosed in the written confirmation. The stated rate of interest will not be less than the Guaranteed Interest Rate and will also be disclosed in the written confirmation. Amounts withdrawn or transferred from a Guarantee Period prior to the Guarantee Period Maturity Date may be subject to a Market Value Adjustment. (See "Market Value Adjustment.")

Who should invest. The Contract is designed for investors who are seeking long-term tax deferred asset accumulation on a fixed interest rate basis. The Contract can be used for retirement or other long-term investment purposes. The deferral of income taxes is particularly attractive to investors in high federal and state tax brackets who have already fully taken advantage of their ability to make IRA contributions or "pre-tax" contributions to their employer sponsored retirement or savings plans.

How to Invest. You must complete a Contract application form in order to invest in the Contract and you must pay by check or instruct us to transfer funds from your Schwab. The minimum initial investment is $5,000 (or $2,000 if in an IRA). Subsequent investments must be at least $500. The minimum initial investment may be reduced to $1,000 should the Owner agree to make additional $100 per month minimum recurring deposits through an ACP.

Free Look Period. The Contract provides for a Free Look Period which allows you to cancel your investment generally within 10 days of your receipt of the Contract. You can cancel the Contract during the Free Look Period by delivering or mailing the Contract to the Schwab Annuity Service Center. The cancellation is not effective unless we receive a notice which is postmarked before the end of the Free Look Period. If the Contract is returned, the Contract will be void from the start and the Annuity Account Value will be refunded. These procedures may vary where required by state law. (See "Application and Contributions.")

Allocation of the Initial Investment. Your initial investment in the Guarantee Period Fund will be immediately allocated to the Guarantee Period(s) specified in the application.

Charges and Deductions Under the Contract. The Contract is a "low load" annuity and, as such, imposes no sales charge when
Contributions are made, and only a maximum surrender charge of three percent if funds are withdrawn in the first three Contract years.

No Contract Maintenance charge will be deducted from your Annuity
Account Value. There will be a transfer fee of $10 for each Transfer in excess of twelve Transfers per calendar year. (See
"Charges and Deductions.")

Depending on your state of residence, we may deduct a charge for Premium Tax from purchase payments or amounts withdrawn or at the Payment Commencement Date. (See "Charges and Deductions.")

The Market Value Adjustment may increase or decrease the amount Transferred or withdrawn from the value of a Guarantee Period if the Guarantee Period is broken prior to the Guarantee Period Maturity Date. A negative adjustment may result in an effective interest rate lower than the stated rate of interest for the Guarantee Period and the Guaranteed Interest Rate and the value of the Guarantee Period being less than Contribution(s). (See "Market Value Adjustment.")

Switching Investments. You may switch Contributions among the Guarantee Periods as often as you like with no immediate tax consequences. You may make a Transfer Request to the Schwab Annuity Service Center. A transfer fee may apply. (See "Charges and Deductions.") Amounts Transferred out of a Guarantee Period prior to the Guarantee Period Maturity Date may be subject to a Market Value Adjustment. (See "Market Value Adjustment.")


Full and Partial Withdrawals. You may withdraw all or part of your Annuity Account Value before the earlier of the annuity commencement date you selected or the Annuitant's or Owner's death.

Withdrawals may be taxable and if made prior to age 59 1/2 may be subject to a 10% penalty tax. Withdrawals from a Guarantee Period prior to the Guarantee Period Maturity Date may be subject to Market Value Adjustment. (See "Market Value Adjustment.")
Amounts withdrawn also may be subject to a surrender charge. (See "Charges and Deductions.") The minimum partial withdrawal prior to the Market Value Adjustment is $500. There is no limit on the number of withdrawals made. The Company may delay payment of withdrawals from the Guarantee Period Fund by up to 6 months. (See "Cash Withdrawals.")

Annuity Options. Beginning on the first day of the month immediately following the annuity commencement date you select, you may receive annuity payments on a fixed basis. (The default date is the first day of the month that the Annuitant attains age 91.)
 A wide range of annuity options are available to provide flexibility in choosing an annuity payment schedule that meets your particular needs. These annuity options include alternatives designed to provide payments for life (for either a single or joint life), with or without a guaranteed minimum number of payments. (See "Payment Options.")

Death Benefit. The amount of the death benefit, if payable before annuity payments commence, will be the greater of (a) the Annuity Account Value with a Market Value Adjustment, if applicable, as of the date a Request for payment is received, less Premium Tax, if any; or (b) the sum of Contributions paid, less partial withdrawals and Periodic Withdrawals, less charges deducted under the Contract, if any, less Premium Tax, if any. (See "Death Benefit.")

Customer Service. Schwab's professional representatives are available toll-free to assist you. If you have any questions about your Contract, please telephone the Schwab Annuity Service Center (800-838-0650) or write to the Schwab Annuity Service Center at P.O. Box 7785, San Francisco, California 94120-9420. All inquiries should include the Contract number and the Owner's name. As a Contract Owner you will receive periodic statements confirming any transactions relating to your Contract, as well as a quarterly statement and an annual report.


_________________________________________________________________

     FEE TABLE

_________________________________________________________________

     The purpose of this table is to assist you in understanding the various costs and expenses that you will bear directly or indirectly when investing in the Contract. The information set forth should be considered together with the narrative provided under the heading "Charges and Deductions" In addition to the expenses listed below, Premium Tax may be applicable.


Contract Owner Transaction Expenses

          Sales Load                                   None
          Surrender Fee                                Maximum 3%
          Transfer Fee (First 12 Per Year)1
None
          Contract Maintenance Charge                       None



_________________________________________________________________

GREAT-WEST LIFE  & ANNUITY INSURANCE COMPANY

_________________________________________________________________

     The Company is a stock life insurance company originally organized under the laws of the state of Kansas as the National Interment Association. Its name was changed to Ranger National Life Insurance Company in 1963 and to Insuramerica Corporation prior to changing to its current name in 1982. In September of 1990, GWL&A redomesticated and is now organized under the laws of the state of Colorado.

     GWL&A is authorized to engage in the sale of life insurance, accident and health insurance and annuities. It is qualified to do business in the District of Columbia, Puerto Rico and 49 states in the United States.

     GWL&A is a wholly-owned subsidiary of The Great-West Life Assurance Company ("Great-West Life"). Great-West Life is a subsidiary of Great-West Lifeco Inc., a holding company.
Great-West Lifeco Inc. is in turn a subsidiary of Power Financial Corporation, a financial services company. Power Corporation of Canada, a holding and management company, has voting control of Power Financial Corporation. Mr. Paul Desmarais, through a group of private holding companies, which he controls, has voting control of Power Corporation of Canada.


_________________________________________________________________

     THE GUARANTEE PERIOD FUND

_________________________________________________________________

Guarantee Period Fund

     Contributions under the Contract will be deposited to, and accounted for, in a non-unitized separate account established by the Company under Section 10-7-401, et. seq. of the Colorado Insurance Code. A non-unitized separate account is a separate account in which the Owner does not participate in the performance of the assets through unit values. Therefore, Owner's Contributions do not receive a unit ownership of assets accounted for in this separate account. The assets accrue solely to the benefit of the Company and any gain or loss in the separate account is borne entirely by the Company. For amounts contributed, Owners will receive the Contract guarantees made by the Company.

     Contributions will establish a new Guarantee Period of a duration selected by the Owner from those currently being offered by the Company. Every Guarantee Period offered by the Company will have a duration of at least one year. Contributions will be credited on the Transaction Date.

     Each Guarantee Period will have its own stated rate of interest and Guarantee Period Maturity Date. The stated rate of interest applicable to a Guarantee Period will depend on the date the Guarantee Period is established and the duration chosen by the Owner.

     As of the date of this Prospectus, Guarantee Periods with annual durations of 1 to 10 years are offered. The Guarantee
Periods may be changed in the future; however, any such modification will not have an impact on any Guarantee Period then in effect.

     The value of amounts in each Guarantee Period is the Owner's Contributions, less Premium Tax, if any, in that Guarantee Period, plus interest earned, less amounts distributed, withdrawn (in whole or in part), Transferred or applied to an annuity option, periodic withdrawals, and charges deducted under the Contract. If a Guarantee Period is broken, a Market Value Adjustment may be assessed. Any such amount withdrawn or Transferred from a Guarantee Period will be paid in accordance with the MVA formula (See "Market Value Adjustment.")


Investments

     The Company intends to invest in assets which, in the aggregate, have characteristics, especially cash flow patterns, reasonably related to the characteristics of its liabilities. Various techniques will be used to achieve the objective of close aggregate matching of assets and liabilities. The Company will primarily invest in investment-grade fixed income securities including:

          Securities issued by the U.S. Government or its agencies or instrumentalities, which issues may or may not be guaranteed by the U.S. Government.

          Debt securities which have an investment grade, at the time of purchase, within the four highest grades assigned by Moody's Investment Services, Inc. (Aaa, Aa, A or Baa), Standard & Poor's Corporation (AAA, AA, A or BBB) or any other nationally recognized rating service.

          Other debt instruments, including, but not limited to, issues of banks or bank holding companies and of corporations, which obligations, although not rated by Moody's, Standard & Poor's, or other nationally recognized rating firms, are deemed by the Company's management to have an investment quality comparable to securities which may be purchased as stated above.

          Commercial paper, cash or cash equivalents, and other short-term investments having a maturity of less than one year which are considered by the Company's management to have investment quality comparable to securities which may be purchased as stated above.

     In addition, the Company may invest in futures and options. Financial futures and related options thereon and options on securities are purchased solely for non-speculative hedging purposes. The Company may sell a futures contract or purchase a put option on futures or securities to protect the value of securities held in or to be sold for the general account or the non-unitized separate account in the event the securities prices are anticipated to decline. Similarly, if securities prices are expected to rise, the Company may purchase a futures contract or a call option thereon against anticipated positive cash flow or may purchase options on securities.

     WHILE THE FOREGOING GENERALLY DESCRIBES THE INVESTMENT STRATEGY FOR THE GUARANTEE PERIOD FUND, THE COMPANY IS NOT OBLIGATED TO INVEST THE ASSETS ATTRIBUTABLE TO THE GUARANTEE PERIOD FUND ACCORDING TO ANY PARTICULAR STRATEGY, EXCEPT AS MAY BE REQUIRED BY COLORADO AND OTHER STATE INSURANCE LAWS, NOR WILL THE STATED RATE OF INTEREST THAT THE COMPANY ESTABLISHES NECESSARILY RELATE TO THE PERFORMANCE OF THE NON-UNITIZED SEPARATE ACCOUNT.

Subsequent Guarantee Periods

     Prior to the date annuity payments commence, you may invest the value of amounts held in a maturing Guarantee Period in any Guarantee Period that we offer at that time. On the quarterly statement issued prior to the end of any Guarantee Period, we will notify you of the upcoming maturity of a Guarantee Period. THE GUARANTEE PERIOD AVAILABLE FOR NEW CONTRIBUTIONS MAY BE CHANGED AT ANY TIME, INCLUDING BETWEEN THE DATE OF NOTIFICATION OF A MATURING GUARANTEE PERIOD AND THE DATE A SUBSEQUENT GUARANTEE PERIOD BEGINS.

Information regarding the current Guarantee Periods then available and their stated rate of interest may be obtained by calling the Schwab Annuity Service Center at:

     1-800-838-0650.

     If the Company receives no direction from the Contract Owner by the Guarantee Period Maturity Date, the Company will automatically allocate the amount from the maturing Guarantee Period to a Guarantee Period equal in duration to the one just ended. If at that time, the duration previously chosen is no longer available, the amount will be allocated to the next shortest available Guarantee Period duration. Similarly, if no allocation instructions have been received, but the Guarantee Period equalling the one then ending is no longer available, the amounts will be allocated to the next shortest available Guarantee Period. In any event, a Guarantee Period will not renew for a term equal in duration to the one just ended if the Guarantee Period will mature after the Payment Commencement Date. No Guarantee Period may mature later than six months after a Payment Commencement Date.
For example, if a 3-year Guarantee Period matures and the Payment Commencement Date begins 1 3/4 years from the Guarantee Period Maturity Date, the matured value will be transferred to a 2-year Guarantee Period.

Breaking A Guarantee Period

     Any Transfer, withdrawal or the selection of an annuity option prior to the Guarantee Period Maturity Date will be known as breaking a Guarantee Period. When a Request to break a Guarantee Period is received, the Guarantee Period that is closest to the Guarantee Period Maturity Date will be broken first. If a Guarantee Period is broken, a Market Value Adjustment may be assessed. The Market Value Adjustment may increase or decrease the value of the amount Transferred or withdrawn from the Guarantee Period Fund. The Market Value Adjustment may reduce the value of amounts held in a Guarantee Period below the amount of your Contribution(s) allocated to that Guarantee Period. (See "Market Value Adjustment.")

Interest Rates

     Declared rates are effective annual rates of interest. The rate is guaranteed throughout the Guarantee Period. FOR GUARANTEE PERIODS NOT YET IN EFFECT, GWL&A MAY DECLARE INTEREST RATES DIFFERENT THAN THOSE CURRENTLY IN EFFECT. When a subsequent Guarantee Period begins, the rate applied will not be less than the rate then applicable to new Contracts of the same type with the same Guarantee Period.

     The stated rate of interest must be at least equal to the Guaranteed Interest Rate. The Company may declare higher rates. The Guaranteed Interest Rate is based on the applicable state standard non-forfeiture law. Please see Appendix A for the standard non-forfeiture law rate applicable to the state in which the Contract was issued.

     The determination of the stated rate of interest is influenced by, but does not necessarily correspond to, interest rates available on fixed income investments which the Company may acquire using funds deposited into the Guarantee Period Fund. In addition, the Company will consider other items in determining the stated rate of interest including regulatory and tax requirements, sales commissions and administrative expenses borne by the Company, general economic trends, and competitive factors.

Market Value Adjustment

     Distributions from the amounts allocated to a Guarantee Period due to a full surrender or partial withdrawal, Transfer, application of amounts to the periodic withdrawal option or to purchase an annuity, or distributions resulting from the death of the Owner or Annuitant prior to a Guarantee Period Maturity Date will be subject to a Market Value Adjustment ("MVA"). An MVA may increase or decrease the amount payable on one of the above described distributions. Amounts available for a full surrender or partial withdrawal is the amount requested plus the MVA less any applicable surrender charge. The amount available for a Transfer is the amount requested plus the MVA. The MVA is calculated by multiplying the amount Requested by the Market Value Adjustment Factor ("MVAF").

     The MVA reflects the relationship as of the time of its calculation between (a) the U.S. Treasury Strip ask side yield as published in the Wall Street Journal on the last business day of the week prior to the date the stated rate of interest was established for the Guarantee Period; and (b) the U.S. Treasury Strip ask side yield as published in the Wall Street Journal on the last business day of the week prior to the week the Guarantee Period is broken. There would be a downward adjustment if Treasury rates at the time the Guarantee Period is broken exceed Treasury rates when the Guarantee Period was created. There would be an upward adjustment if Treasury rates at the time the Guarantee Period is broken, are lower than when the Guarantee Period was created. The MVA factor is the same for all Contracts.


1.   The formula used to determine the MVA is:

          MVA = (amount applied) X (MVAF)

          The Market Value Adjustment Factor (MVAF) is:

          MVAF = {[(1 + i)/(1 + j +.10%)] N/12} - 1

     where:

          a) i is the U.S. Treasury Strip ask side yield as published in the Wall Street Journal on the last business day of the week prior to the date the stated rate of interest was established for the Guarantee Period. The term of i is measured in years and equals the term of the Guarantee Period;

          b) j is the U.S. Treasury Strip ask side yield as published in the Wall Street Journal on the last business day of the week prior to the week the Guarantee Period is broken. The term of j equals the remaining term to maturity of the Guarantee Period, rounded up to the higher number of years; and

          c) N is the number of complete months remaining until maturity.

     If i + j differ by less than .10%, the MVA will equal 0.  If
N is less than 6, the MVA will
     equal 0.


2. The Market Value Adjustment will apply to any Guarantee Period six or more months prior to the Guarantee Period Maturity Date in each of the following situations:

          a) Transfer to another Guarantee Period or to an Investment Division offered under this Contract; or

          b) Surrenders, partial withdrawals, annuitization or Periodic Withdrawals; or

          c) A single sum payment upon death of the Owner or Annuitant.

3.   The Market Value Adjustment will not apply to any Guarantee
Period having fewer than six months prior to the Guarantee Period
Maturity Date in each of the following situations:

          a) Transfer to an Investment Division offered under this Contract; or

          b) Surrenders, partial withdrawals, annuitization or Periodic Withdrawals.

          c) A single sum payment upon death of the Owner or Annuitant.

See Appendix B for Illustrations of the MVA.


_________________________________________________________________

     APPLICATION AND CONTRIBUTIONS

_________________________________________________________________

Contributions

     All Contributions may be paid at the Schwab Annuity Service
Center by a check payable to the Company or by transfer to the Company of available funds from your Schwab account.

     The initial Contribution for the Contract must be at least $5,000 (or $2,000 if for an IRA). Subsequent Contributions must be at least $500. This minimum initial investment may be reduced to $1,000, but only if you participate in an Automatic Contribution Plan and contribute at least $100 per month through a recurring deposit. A confirmation will be issued to you upon the acceptance of each Contribution.

     Your Contract will be issued and your Contribution generally will be accepted and credited within two business days after receipt of an acceptable application and receipt of the initial Contribution at the Schwab Annuity Service Center. All Contributions can be paid to the Schwab Annuity Service Center by check (payable to GWL&A) or by instructing us to transfer to GWL&A available funds or amounts from your account with Schwab. Acceptance is subject to there being sufficient information in a form acceptable to us and we reserve the right to reject any application or Contribution.

     The Schwab Annuity Service Center will process your application and Contributions. If your application is complete and your initial Contribution is being transferred from funds available in your Schwab account, then the Contribution will generally be credited within two business days following receipt of the application. If your application is incomplete, the Schwab Annuity Service Center will either complete the application from information Schwab has on file, or contact you for the additional information. No transfer of funds will be made from your Schwab account until your application is complete. The funds will be credited as Contributions to the Contract when they are transferred.

     If your Contribution is by check, and the application is complete, Schwab will use its best efforts to credit the Contribution on the day of receipt, but in all such cases it will be credited to your Contract within two business days of receipt. If your application is incomplete, the Schwab Annuity Service Center will complete the application from information Schwab has on file or contact you by telephone to obtain the required information. If your application remains incomplete for five business days, we will return to you both the check and the application unless you consent to our retaining the initial Contribution and crediting it as soon as the requirements are fulfilled.

     A Contract may be returned within ten days after receipt, or longer where required by law ("Free Look Period"). During the Free Look Period, all contributions will be processed as follows:

     (1) Contributions allocated to one or more of the then available Guarantee Periods will be allocated as directed, effective upon the Transaction Date.

     (2)  If the Contract is returned, the contract will be void
from the start and the greater of:     (a) Contributions received
or (b) the Annuity Account Value less surrenders, withdrawals and distributions, will be refunded. Exercising the return privilege requires the return of the Contract to the Company or to the Schwab Annuity Service Center.

     Amounts the Owner has contributed from a 1035 exchange of the Schwab Investment Advantage Annuity Contract will be immediately allocated to the Guarantee Periods selected by the Owner. If the Contract is returned, it will be void from the start and the greater of: (a) Contributions received or (b) the Annuity Account Value less surrenders, withdrawals and distributions, will be refunded.

     Additional Contributions may be made at any time prior to the Payment Commencement Date, as long as the Annuitant is living.
Additional Contributions must be at least $500 or $100 per month if under an ACP.

     Total Contributions may exceed $1,000,000 with our prior approval.

     The Company reserves the right to modify the limitations set forth in this section.



_________________________________________________________________

     TRANSFERS

_________________________________________________________________

In General

     Prior to the Payment Commencement Date you may Transfer all or part of your Annuity Account Value among the available Guarantee Periods by telephone or by sending a Request to the Schwab Annuity Service Center. The Request must specify the amounts being Transferred, the Guarantee Period(s) from which the Transfer is to be made, and the Guarantee Period(s) that will receive the Transfer.

     Currently, there is no limit on the number of Transfers you can make during any Contract Year. There is no charge for the first twelve Transfers each Contract Year, but there will be a charge of $10 for each additional Transfer in each Contract Year. We reserve the right to limit the number of Transfers you make. The charge will be deducted from the amount transferred. All Transfers made on a single Transaction Date will be aggregated to count as only one Transfer toward the twleve free Transfers.

     A Transfer generally will be effective on the date the Request for Transfer is received by the Schwab Annuity Service Center if received before 4:00 p.m. Eastern Time. Under current law, there will not be any tax liability to you if you make a Transfer.

     When a Transfer is made before the Guarantee Period Maturity Date, the amount Transferred may be subject to a Market Value Adjustment. (See "Market Value Adjustment.") A Request for Transfer from amounts in a Guarantee Period made prior to the Guarantee Period Maturity Date for Transfers on the Guarantee Period Maturity Date will not be counted for the purpose of determining any Transfer Fee on Transfers in excess of the twelve Transfers per year if these Transfers are to take place on the Guarantee Period Maturity Date.

Possible Restrictions

     We reserve the right without prior notice to modify, restrict, suspend or eliminate the Transfer privileges (including telephone Transfers) at any time. We reserve the right to require that all Transfer Requests be made by the Owner and not by an Owner's designee and to require that each Transfer Request be made by a separate communication to us. We also reserve the right to request that each Transfer Request be submitted in writing and be manually signed by the Owner; facsimile Transfer Requests may not be allowed.


_________________________________________________________________

     CASH WITHDRAWALS

_________________________________________________________________

Withdrawals

     You (the Owner) may withdraw from the Contract all or part of your Annuity Account Value at any time during the life of the Annuitant and prior to the date annuity payments commence by Request at the Schwab Annuity Service Center subject to the rules below. Federal or state laws, rules or regulations may apply. The amount payable to you if you surrender your Contract is your Annuity Account Value, with a Market Value Adjustment, if any, and a surrender charge, if applicable, on the effective date of the surrender, and less any applicable Premium Tax. No withdrawals may be made after the date annuity payments commence.

     A Request for a partial withdrawal will result in a reduction in your Annuity Account Value equal to the sum of the dollar amount withdrawn. A Market Value Adjustment may apply. (See "Market Value Adjustment.") In addition, the partial withdrawal may be subject to a surrender charge. The partial withdrawal proceeds may be greater or less than the amount requested, depending on the effect of the Market Value Adjustment, and the surrender charge.

     The minimum partial withdrawal before application of the MVA is $500. Partial withdrawals are unlimited; however, you must specify the Guarantee Period(s) from which the withdrawal is to be made. After any partial withdrawal, if the remaining Annuity Account Value is less than $2,000, then a full surrender may be required.

     The following terms apply:

     (a) No partial withdrawals are permitted after the date annuity payments commence.

     (b) A partial withdrawal will be effective upon the Transaction Date.

     (c)  A partial withdrawal may be subject to the Market Value
Adjustment provisions, the Guarantee Period Fund provisions of the Contract, and the terms of the attached Guarantee Period Fund
Rider(s), if any.

     (d) A partial withdrawal may be subject to a surrender charge.

     Withdrawals may be taxable (this includes Periodic Withdrawals, discussed below). Moreover, the Internal Revenue Code (the "Code") provides that a 10% penalty tax may be imposed on the taxable portions of certain early withdrawals. The Code generally requires us to withhold federal income tax from withdrawals. However, generally you will be entitled to elect, in writing, not to have tax withholding apply unless withholding is mandatory for your Contract. Withholding applies to the portion of the withdrawal which is included in your income and subject to federal income tax. The tax withholding rate is 10% of the taxable amount of the withdrawal. Withholding applies only if the taxable amount of the withdrawal is at least $200. Some states also require withholding for state income taxes. (See "Federal Tax Matters.")

     Withdrawal Requests must be in writing to ensure that your instructions regarding withholding are followed. If an adequate election is not made, the Request will be denied and no withdrawal or partial withdrawal will be processed.

     After a withdrawal of all of your total Annuity Account Value, or at any time that your Annuity Account Value is zero, all your rights under the Contract will terminate.

     Since IRAs are offered by this Prospectus, reference should be made to the applicable provisions of the Code for any additional limitations or restrictions on cash withdrawals.


_________________________________________________________________

     TELEPHONE TRANSACTIONS

_________________________________________________________________

     We will employ reasonable procedures to confirm that instructions communicated by telephone are genuine and if we follow such procedures we will not be liable for any losses due to unauthorized or fraudulent instructions. However, we may be liable for such losses if we do not follow those reasonable procedures. The procedures we will follow for telephone transactions may include requiring some form of personal identification prior to acting on instructions received by telephone, providing written confirmation of the transaction, and/or tape recording the instructions given by telephone.

     We reserve the right to suspend telephone transaction privileges at any time, for some or all Contracts, and for any reason. Withdrawals are not permitted by telephone.



_________________________________________________________________

     DEATH BENEFIT

_________________________________________________________________

Payment of Death Benefit

     Before the date annuity payments commence, the death benefit, if any, will be equal to the greater of: (a) the Annuity Account Value with an MVA, if applicable, as of the date the Request for payment is received, less Premium Tax, if any, or (b) the sum of Contributions paid, less partial withdrawals and/or Periodic Withdrawals, less Premium Tax, if any. The death benefit will become payable following the Company's receipt of a Request from the Beneficiary. When an Owner or the Annuitant dies before the annuity commencement date and a death benefit is payable to a Beneficiary, the death benefit proceeds will remain invested in accordance with the allocation instructions given by the Owner(s) until new allocation instructions are Requested by the Beneficiary or until the death benefit is actually paid to the Beneficiary. The death benefit will be determined as of the date payments commence. Subject to the distribution rules set forth below, payment of the death benefit may be Requested to be made as follows:

     A.  Proceeds from the Guarantee Period(s)

          1. payment in a single sum with respect to which a Market Value Adjustment may apply; or
          2. payment under any of the annuity options provided under this Contract with respect to which a Market Value Adjustment may apply; or
          3. payment on the Guarantee Period Maturity Date so that a Market Value Adjustment will not apply.

     In any event, no payment of benefits provided under the Contract will be allowed that does not satisfy the requirements of
Section 72(s) of the Code and any other applicable federal or state laws, rules or regulations.

DISTRIBUTION RULES

1.  Death of Annuitant

     Upon the death of the Annuitant while the Owner is living, and before the annuity commencement date, the Company will pay the death benefit to the Beneficiary unless there is a Contingent
Annuitant.

     If a Contingent Annuitant was named by the Owner(s) prior to the Annuitant's death, and the Annuitant dies before the annuity commencement date while the Owner and Contingent Annuitant are living, no death benefit will be payable by reason of the Annuitant's death and the Contingent Annuitant will become the Annuitant.

     If the Annuitant dies after the date annuity payments commence and before the entire interest has been distributed, any benefit payable must be distributed to the Beneficiary in accordance with and at least as rapidly as under the payment option applicable to the Annuitant on the Annuitant's date of death.

     If a corporation or other non-individual is an Owner, or if the deceased Annuitant is an Owner, the death of the Annuitant will be treated as the death of an Owner and the Contract will be subject to the "Death of Owner" provisions described below.

2.  Death of Owner

     If the Owner is not the Annuitant:

     (1) If there is a Joint Owner who is the surviving spouse of the deceased Owner, the Joint Owner will become the Owner and Beneficiary and may elect to take the death benefit or elect to continue the Contract in force.

     (2) In all other cases, the Company will pay the death benefit to the Beneficiary even if a Joint Owner (who was not the Owner's spouse on the date of the Owner's death), the Annuitant and/or the Contingent Annuitant are alive at the time of the Owner's death, unless the sole Beneficiary is the deceased Owner's surviving spouse and the Beneficiary elects to become the Owner and Annuitant and to continue the Contract in force.

     If the Owner is not the Annuitant, and the Owner dies after annuity payments commence and before the entire interest has been distributed while the Annuitant is living, any benefit payable will continue to be distributed to the Annuitant at least as rapidly as under the payment option applicable on the Owner's death. All rights granted the Owner under the Contract will pass to any surviving Joint Owner and, if none, to the Annuitant.

     If the Owner is the Annuitant (Owner/Annuitant):

     (1) If there is a Joint Owner who is the surviving spouse of the deceased Owner and a Contingent Annuitant, the Joint Owner will become the Owner and the Beneficiary, the Contingent Annuitant will become the Annuitant, and the Contract will continue in force.

     (2) If there is a Joint Owner who is the surviving spouse of the deceased Owner but no Contingent Annuitant, the Joint Owner will become the Owner, Annuitant and Beneficiary and may elect to take the death benefit or continue the Contract in force.

     (3) In all other cases, the Company will pay the death benefit to the Beneficiary, even if a Joint Owner (who was not the Owner's spouse on the date of the Owner's death), Annuitant and/or Contingent Annuitant are alive at the time of the Owner's death, unless the sole Beneficiary is the deceased Owner's surviving spouse and the Beneficiary Requests to become the Owner and Annuitant and to continue the Contract in force.

     Any death benefit payable to the Beneficiary upon an Owner's death will be distributed as follows:

     (1) If the Owner's surviving spouse is the person entitled to receive benefits upon the Owner's death, the surviving spouse will be treated as the Owner and will be allowed to take the death benefit or continue the Contract in force; or

     (2) If the Beneficiary is a non-spouse individual, she/he may elect, not later than one year after the Owner's date of death, to receive the death benefit in either a single sum or payment under any of the fixed annuity options available under the Contract, provided that (a) such annuity is distributed in substantially equal installments over the life or life expectancy of the Beneficiary or over a period not extending beyond the life expectancy of the Beneficiary; and (b) such distributions begin not later than one year after the Owner's date of death. If no election is received by the Company from a non-spouse Beneficiary such that substantially equal installments have begun not later than one year after the Owner's date of death, then the entire amount must be distributed within five years of the Owner's date of death. The death benefit will be determined as of the date the payments commence; or

     (3) If a corporation or other non-individual entity is entitled to receive benefits upon the Owner's death, the death benefit must be completely distributed within five years of the Owner's date of death.

Beneficiary

     You may select one or more Beneficiaries.  If more than one
Beneficiary is selected, unless you indicate otherwise, they will
share equally in any death benefit payable.   You may change the
Beneficiary any time before the Annuitant's death.

     You may, while the Annuitant is living, change the Beneficiary by Request. A change of Beneficiary will take effect as of the date the Request is processed by the Schwab Annuity Service Center, unless a certain date is specified by the Owner. If the Owner dies before the Request was processed, the change will take effect as of the date the Request was made, unless the Company has already made a payment or otherwise taken action on a designation or change before receipt or processing of such Request. A beneficiary designated irrevocably may not be changed without the written consent of that Beneficiary, except as allowed by law.

     The interest of any Beneficiary who dies before the Owner or the Annuitant will terminate at the death of the Beneficiary. The interest of any Beneficiary who dies at the time of, or within 30 days after, the death of an Owner or the Annuitant will also terminate if no benefits have been paid to such Beneficiary, unless the Owner otherwise indicates by Request. The benefits will then be paid as though the Beneficiary had died before the deceased Owner or Annuitant. If no Beneficiary survives the Owner or Annuitant, as applicable, the Company will pay the death benefit proceeds to the Owner's estate.

     If the surviving spouse of an Owner is the surviving Joint Owner, the surviving spouse will become the Beneficiary upon such Owner's death and may elect to take the death benefit or may elect to continue the Contract in force. If there is no surviving Joint Owner, and no named Beneficiary is alive at the time at the time of an Owner's death, any benefits payable will be paid to the Owner's estate.

Contingent Annuitant

     While the Annuitant is living, the Owner(s) may, by Request, designate or change a Contingent Annuitant from time to time. A change of Contingent Annuitant will take effect as of the date the Request is processed at the Schwab Annuity Service Center, unless a certain date is specified by the Owner(s).


_________________________________________________________________

     CHARGES AND DEDUCTIONS

_________________________________________________________________

     No deductions are made from Contributions except for any applicable Premium Tax. Therefore, the full amount of the Contributions (less any applicable Premium Tax) are invested in the Contract.

     As more fully described below, charges under the Contract are assessed only as deductions for Premium Tax, if applicable, for certain Transfers, and as a Surrender Charge, if applicable. In addition, a Market Value Adjustment may apply to withdrawals and surrenders, Transfers, amounts applied to purchase an annuity, and distributions resulting from death of the Owner or Annuitant if the amounts held in a Guarantee Period are paid out prior to the Guarantee Period Maturity Date.

Surrender Charge

     A maximum Surrender Charge of three percent (3%) will be applied to amounts withdrawn/distributed within the first three Contact years. The Surrender Charge applies to the amounts withdrawn/distributed after they have been adjusted by any MVA. The applicable Surrender Charge will decrease over time as indicated in the table below.

     Years Completed          Percentage of Distribution

          1                   3%
          2                   2%
          3                   1%
          4+                  0%

     The Contract describes specific situations in which there is no Surrender Charge, such as death, annuitization, other than in a single sum, and Periodic Withdrawals of at least 36 months.


Premium Tax

     We may be required to pay state premium taxes or retaliatory taxes currently ranging from 0% to 3.5% in connection with Contributions or values under the Contracts. Depending upon applicable state law, we will deduct charges for the premium taxes we incur with respect to a particular Contract from the Contributions, from amounts withdrawn, or from amounts applied on the Payment Commencement Date. In some states, charges for both direct premium taxes and retaliatory premium taxes may be imposed at the same or different times with respect to the same Contribution, depending on applicable state law.

Transfer Fee

     There will be a $10 charge for each Transfer in excess of twelve Transfers in any calendar year. We do not expect a profit from the Transfer fee for excess Transfers.

Other Taxes

     Under present laws, we will incur state or local taxes (in addition to the Premium Tax described above) in several states. No charges are currently made for taxes other than Premium Tax. However, we reserve the right to deduct charges in the future for federal, state, and local taxes or the economic burden resulting from the application of any tax laws that we determine to be attributable to the Contracts.


_________________________________________________________________

     PAYMENT OPTIONS

_________________________________________________________________

Periodic Withdrawal Option

     The Owner may Request that all or part of the Annuity Account Value be applied to a Periodic Withdrawal Option. The amount applied to a Periodic Withdrawal is the Annuity Account Value with an MVA, if applicable, less Premium Tax or Surrender Charges, if any.

     In Requesting Periodic Withdrawals, the Owner must elect:

     - The withdrawal frequency of either 12-, 6-, 3-, or 1-month intervals;

     -    A withdrawal amount; a minimum of $100 is required;

     - The calendar day of the month on which withdrawals will be made;

     -    One withdrawal option; and

     - The allocation of withdrawals from the Owner's Guarantee Period(s) as follows:

          1)   Prorate the amount to be paid across all Guarantee
Periods in proportion to the assets in each sub-account; or

          2) Select the Guarantee Period(s) from which withdrawals will be made. Once the Guarantee Periods have been depleted, the Company will automatically prorate the remaining withdrawals against all remaining available Guarantee Periods unless the Owner Requests the selection of another Guarantee Period.

     The Owner may elect to change the withdrawal option and/or the frequency once each calendar year.

     While Periodic Withdrawals are being received:
     1. the Owner may continue to exercise all contractual rights that are available prior to electing an annuity option, except that no Contributions may be made;
     2. for Periodic Withdrawals from Guarantee Periods six or more months prior to its Guarantee Period Maturity Date, a Market Value Adjustment, if applicable, will be assessed;
     3. the Owner may keep the same Guarantee Periods as were in force before periodic withdrawals began;
     4.   charges and fees under the Contract continue to apply;
and
     5. maturing Guarantee Periods renew into the shortest Guarantee Period then available.

     Periodic Withdrawals will cease on the earlier of the date:
     1. the amount elected to be paid under the option selected has been reduced to zero;
     2.   the Annuity Account Value is zero; or
     3.   the Owner Requests that withdrawals stop;
     4.   an Owner or the Annuitant dies.

     The Owner must elect one of the following five (5) withdrawal options:

     1.   Income for a Specified Period for at least thirty-six
(36) months - The Owner elects the duration over which withdrawals will be made. The amount paid will vary based on the duration.

     2. Income of a Specified Amount for at least thirty-six (36) months - The Owner elects the dollar amount of the withdrawals.
Based on the amount elected, the duration may vary; or

     3. Interest Only - The withdrawals will be based on the amount of interest credited to the Guarantee Period Fund between each withdrawal; or

     4.   Minimum Distribution - If this is an IRA contract, the
Owner may Request minimum distributions as specified under Code
Section 401(a)(9); or

     5. Any Other Form for a period of at least thirty-six (36) months - Any other form of Periodic Withdrawal which is acceptable to the Company.

     If Periodic Withdrawals cease, the Owner may resume making
Contributions.  The Owner may elect to restart a Periodic
Withdrawal program; however, the Company may limit the number of times the Owner may restart a Periodic Withdrawal program.

     Periodic Withdrawals may be taxable, subject to withholding and subject to the 10% penalty tax. IRAs are subject to complex rules with respect to restrictions on and taxation of distributions, including the applicability of penalty taxes. A competent tax adviser should be consulted before a Periodic Withdrawal Option is requested. (See "Federal Tax Matters.")

Annuity Date

     The date annuity payments commence may be chosen when the Contract is purchased or at a later date. This date must be at least one year after the initial Contribution. In the absence of an election, the annuity date is the first day of the month of the Annuitant's 91st birthday.

     If an option has not been elected within 30 days of the annuity commencement date, the Annuity Account Value will be applied under Annuity Payment Option 3, discussed below, to provide payments for life with a guaranteed period of 20 years.

     Under section 401(a)(9) of the Code, a Contract which is purchased and used in connection with an Individual Retirement Account or with certain other plans qualifying for special federal income tax treatment is subject to complex "minimum distribution" requirements, which require that distributions under such a plan must begin by a specific date, and also that the entire interest of the plan participant must be distributed within certain specified periods under formulas that specify minimum annual distributions. The application of the minimum distribution requirements to each person will vary according to the person's age and other circumstances. A prospective purchaser may wish to consult a competent tax adviser regarding the application of the minimum
distribution requirements.   (See "Federal Tax Matters.")

Annuity Options

     An annuity option may be selected by the Owner when the Contract is purchased, or at a later date. This selection may be changed, by Request, at any time up to 30 days before the annuity date. In the absence of an election, payments will automatically commence on the annuity date as described above. The amount to be applied is the Annuity Account Value on the annuity date. The minimum amount that may be withdrawn from the Annuity Account Value to purchase an annuity payment option is $2,000 with an MVA, if applicable. If the amount is less than $2,000, the Company may pay the amount in a single sum subject to the Contract provisions applicable to a partial withdrawal. Payments may be elected to be received monthly, quarterly, semi-annually or annually. Payments to be made under the annuity payment option selected must be at least $50. The Company reserves the right to make payments using the most frequent payment interval which produces a payment of not less than $50. The maximum amount that may be applied under any payment option is $1,000,000, unless prior approval is obtained from the Company.

     A single sum payment may be elected. If it is, then the amount to be paid is the Surrender Value. If an owner elects an annuity option, then the amount to be applied is the Annuity Account Value, as of the annuity commencement date with an MVA, if applicable, less any applicable Premium Tax.

Annuity Payment Options

     Option 1: Income of Specified Amount

     The amount applied under this option may be paid in equal annual, semiannual, quarterly or monthly installments of the dollar amount elected for not more than 240 months. Upon death of the Annuitant, the Beneficiary will begin to receive the remaining payments at the same interval that was elected by the Owner.

     Option 2: Income for a Specified Period

     Payments are paid annually, semiannually, quarterly or monthly, as elected, for a selected number of years not to exceed 240 months. Upon death of the Annuitant, the Beneficiary will begin to receive the remaining payments at the same interval that was elected by the Owner.

     Option 3: Fixed Life Annuity with Guaranteed Period

     This option provides for monthly payments during a designated period and thereafter throughout the lifetime of the Annuitant. The designated period may be 5, 10, 15 or 20 years. Upon death of the Annuitant, for each remaining designated period, the amounts payable under this payment option will be paid to the Beneficiary.

     Option 4: Fixed Life Annuity

     This annuity is payable monthly during the lifetime of the Annuitant, terminating with the last payment due prior to the death of the Annuitant. Since no minimum number of payments is guaranteed, this option may offer the maximum level of monthly payments of the annuity options. It is possible that only one payment may be made if the Annuitant died before the date on which the second payment was due. No other payments nor death benefits would be payable.


     Option 5: Any Other Form

     This option allows an Owner the ability to choose any other form of annuity which is acceptable to the Company.

***

     For annuity options involving life income, the actual age and/or sex of the Annuitant will affect the amount of each payment.

We reserve the right to ask for satisfactory proof of the Annuitant's age. We may delay annuity payments until satisfactory proof is received. Since payments to older Annuitants are expected to be fewer in number, the amount of each annuity payment under a selected annuity form will be greater for older Annuitants than for younger Annuitants.

     If the age of the Annuitant has been misstated, the payments established will be made on the basis of the correct age. If payments were too large because of misstatement, the difference with interest may be deducted by the Company from the next payment or payments. If payments were too small, the difference with interest may be added by the Company to the next payment. This interest is at an annual effective rate which will not be less than the Guaranteed Interest Rate.

     The Payment Commencement Date and annuity options available for IRAs may also be controlled by endorsements, the plan documents, or applicable law.

     Once payments start under the annuity form selected by the
Owner: (a) no changes can be made in the annuity form, (b) no additional Contributions will be accepted under the Contract, and
(c) no further withdrawals, other than withdrawals made to provide annuity benefits, will be allowed.

     ***

     A portion or the entire amount of the annuity payments may be taxable as ordinary income. If, at the time the annuity payments begin, we have not received a proper written election not to have federal income taxes withheld, we must by law withhold such taxes from the taxable portion of such annuity payments and remit that amount to the federal government (an election not to have taxes withheld is not permitted for certain Qualified Contracts). State income tax withholding may also apply. (See "Federal Tax-Matters," below.)


_________________________________________________________________

     FEDERAL TAX MATTERS

_________________________________________________________________

Introduction

     The following discussion is a general description of federal income tax considerations relating to the Contracts and is not intended as tax advice. Further, this discussion is based on the assumption that the Contract qualifies as an annuity contract for federal income tax purposes. This discussion is not intended to address the tax consequences resulting from all of the situations in which a person may be entitled to or may receive a distribution under the Contract. Any person concerned about these tax implications should consult a competent tax adviser before initiating any transaction. This discussion is based upon our understanding of the present federal income tax laws as they are currently interpreted by the Internal Revenue Service. No representation is made as to the likelihood of the continuation of the present federal income tax laws or of the current interpretation by the Internal Revenue Service. Moreover, no attempt has been made to consider any applicable state or other tax laws.

     The Contract may be purchased on a non-tax qualified basis ("Non-Qualified Contract") or purchased and used in connection with IRAs. The ultimate effect of federal income taxes on the amounts held under a Contract, on annuity payments, and on the economic benefit to you, the Annuitant, or the Beneficiary may depend on the type of Contract, and on the tax status of the individual concerned. In addition, certain requirements must be satisfied in purchasing an IRA and receiving distributions from an IRA in order to continue receiving favorable tax treatment. Therefore, purchasers of IRAs should seek competent legal and tax advice regarding the suitability of the Contract for their situation, the applicable requirements, and the tax treatment of the rights and benefits of the Contract. The following discussion assumes that an IRA is purchased with proceeds from and/or Contributions that qualify for the intended special federal income tax treatment.

Tax Status

     The Company is taxed as a life insurance company under Part I of Subchapter L of the Code.

Taxation of Annuities

In General

     Section 72 of the Code governs taxation of annuities in general. An Owner who is a natural person generally is not taxed on increases (if any) in the value of an Annuity Account Value until distribution occurs by withdrawing all or part of the Annuity Account Value (e.g., withdrawals or annuity payments under the annuity form elected). However, under certain circumstances, the Owner may be subject to taxation currently. In addition, an assignment, pledge, or agreement to assign or pledge any portion of the Annuity Account Value generally will be treated as a distribution. The taxable portion of a distribution (in the form of a single sum payment or an annuity) is taxable as ordinary income. An IRA Contract may not be assigned as collateral.

     The Owner of any annuity contract who is not a natural person (e.g. a corporation) generally must include in income any increase in the excess of the Annuity Account Value over the "investment in the contract" (discussed below) during each taxable year. The rule does not apply where the non-natural person is the nominal owner of a Contract and the beneficial owner is a natural person. The rule also does not apply in the following circumstances: (1) where the annuity Contract is acquired by the estate of a decedent, (2) where the Contract is held under an IRA, (3) where the Contract is a qualified funding asset for a structured settlement, and (4) where the Contract is purchased on behalf of an employee upon termination of a qualified plan. A prospective Owner that is not a natural person may wish to discuss these matters with a competent tax adviser.

     The following discussion generally applies to a Contract owned by a natural person.

Withdrawals

     In the case of a withdrawal under an IRA, including withdrawals under the Periodic Withdrawal Option, a ratable portion of the amount received may be non-taxable. The amount of the non-taxable portion is generally determined by the ratio of the "investment in the contract" to the individual's total accrued benefit under the retirement plan. The "investment in the contract" generally equals the amount of any nondeductible Contributions paid by or on behalf of any individual. Special tax rules may be available for certain distributions from an IRA.

     With respect to Non-Qualified Contracts, partial withdrawals, including Periodic Withdrawals, are generally treated as taxable income to the extent that the Annuity Account Value immediately before the withdrawal exceeds the "investment in the contract" at that time. If a partial withdrawal is made from a Guarantee Period which is subject to a Market Value Adjustment, then the Annuity Account Value immediately before the withdrawal will not be altered to take into account the Market Value Adjustment. As a result, for purposes of determining the taxable portion of the partial withdrawal, the Annuity Account Value will not reflect the amount, if any, deducted from or added to the Guarantee Period due to the Market Value Adjustment. Full surrenders are treated as taxable income to the extent that the amount received exceeds the "investment in the contract." The taxable portion of any annuity payment is taxed at ordinary income tax rates.

Annuity Payments

     Although the tax consequences may vary depending on the annuity form elected under the Contract, in general, only the portion of the annuity payment that represents the amount by which the Annuity Account Value exceeds the "investment in the contract" will be taxed; after the investment in the contract is recovered, the full amount of any additional annuity payments is taxable. For fixed annuity payments, in general there is no tax on the portion of each payment which represents the same ratio that the "investment in the contract" bears to the total expected value of the annuity payments for the term of the payments; however, the remainder of each annuity payment is taxable. Once the investment in the Contract has been fully recovered, the full amount of any additional annuity payments is taxable. If the annuity payments cease as a result of an Annuitant's death before full recovery of the "investment in the contract," you should consult a competent tax adviser regarding the deductibility of the unrecovered amount.

Penalty Tax

     In the case of a distribution pursuant to a Non-Qualified Contract, there may be imposed a federal income tax penalty equal to 10% of the amount treated as taxable income. In general, however, there is no penalty tax on distributions: (1) made on or after the date on which the Owner attains age 59 1/2; (2) made as a result of death or disability of the Owner; or (3) received in substantially equal periodic payments as a life annuity or a joint and survivor annuity for the lives or life expectancies of the Owner and a "designated beneficiary." Other exemptions or tax penalties may apply to certain distributions pursuant to an IRA. For more details regarding these exemptions or penalties consult a competent tax adviser.

Taxation of Death Benefit Proceeds

     Amounts may be distributed from the Contract because of the death of an Owner or the Annuitant. Generally such amounts are includible in the income of the recipient as follows: (1) if distributed in a lump sum, they are taxed in the same manner as a full surrender, as described above, or (2) if distributed under an annuity form, they are taxed in the same manner as annuity payments, as described above.

Distribution-at-Death Rules

     In order to be treated as an annuity contract, the terms of the Contract must provide the following two distribution rules:
(A) if any Contract Owner dies on or after the date annuity payments commence, and before the entire interest in the Contract has been distributed, the remainder of his interest will not be distributed under a slower distribution schedule than that provided for in the method in effect on the Contract Owner's death; and (B) if any Contract Owner dies before the date annuity payments commence, his entire interest must generally be distributed within five years after the date of death provided that if such interest is payable to a designated Beneficiary, then such interest may be made over the life of that designated Beneficiary or over a period not extending beyond the life expectancy of that Beneficiary, so long as payments commence within one year after the Contract Owner's death. If the sole designated Beneficiary is the spouse of the Contract Owner, the Contract may be continued in the name of the spouse as Contract Owner. The designated Beneficiary is the natural person designated by the terms of the Contract or by the Contract Owner as the individual to whom ownership of the contract passes by reason of the Contract Owner's death. If the Contract Owner is not an individual, then for purposes of the distribution at death rules, the Primary Annuitant is considered the Contract Owner. In addition, when the Contract Owner is not an individual, a change in the Primary Annuitant is treated as the death of the Contract Owner.

Transfers, Assignments, or Exchanges

     A Transfer of ownership of a Contract, the designation of an Annuitant, Payee or other Beneficiary who is not also the Owner, or the exchange of a Contract may result in adverse tax consequences to the Owner that are not discussed herein. An Owner contemplating any such designation, transfer, assignment, or exchange of a Contract should contact a competent tax adviser with respect to the potential tax effects of such a transaction.

Multiple Contracts

     All deferred, non-qualified annuity contracts that are issued by the Company (or our affiliates) to the same Owner during any calendar year will be treated as one annuity contract for purposes of determining the amount includible in gross income under section 72(e) of the Code. Amounts received under any such Contract may be taxable (and may be subject to the 10% Penalty Tax) to the extent of the combined income in all such Contracts. In addition, the Treasury Department has specific authority to issue regulations that prevent the avoidance of section 72(e) through the serial purchase of annuity contracts or otherwise. Congress has also indicated that the Treasury Department may have authority to treat the combination purchase of an immediate annuity contract and separate deferred annuity contracts as a single annuity contract under its general authority to prescribe rules as may be necessary to enforce the income tax laws.

Withholding

     Annuity distributions generally are subject to withholding for the recipient's federal income tax liability at rates that vary according to the type of distribution and the recipient's tax status. Recipients, however, generally are provided the opportunity to elect not to have tax withheld from distributions. Certain distributions from IRAs are subject to mandatory federal income tax withholding.

Possible Changes in Taxation

     In past years, legislation has been proposed that would have adversely modified the federal taxation of certain annuities. For example, one such proposal would have changed the tax treatment of non-qualified annuities that did not have "substantial life contingencies" by taxing income as it is credited to the annuity. There is always the possibility that the tax treatment of annuities could change by legislation or other means (such as IRS regulations, revenue rulings, judicial decisions, etc.). Moreover, it is also possible that any change could be retroactive (that is, effective prior to the date of the change).

Section 1035 Exchanges

     Code Section 1035 provides that no gain or loss shall be recognized on the exchange of one annuity contract for another. A replacement contract obtained in a tax-free exchange of contracts succeeds to the status of the original contract. Special rules apply to Contracts issued prior to August 14, 1982. Prospective Owners wishing to take advantage of a Section 1035 exchange should consult their tax adviser.

Individual Retirement Annuities

     The Contract may be used with IRAs as described in Section 408
of the Code.   Section 408 of the Code permits eligible individuals
to contribute to an individual retirement program known as an Individual Retirement Annuity. Also, certain kinds of distributions from certain types of qualified and non-qualified retirement plans may be "rolled over" following the rules set out in the Code to maintain favorable tax treatment, to an Individual Retirement Annuity. The sale of a Contract for use with an IRA may be subject to special disclosure requirements of the Internal Revenue Service. Purchasers of the Contract for use with IRA's will be provided with supplemental information required by the Internal Revenue Service or other appropriate agency. Such purchasers will have the right to revoke their purchase within seven days of purchase of the IRA Contract.

     Various tax penalties may apply to contributions in excess of specified limits, aggregate distributions in excess of $150,000 annually, distributions that do not satisfy specified requirements, and certain other transactions. The Contract will be amended as necessary to conform to the requirements of the Code. Purchasers should seek competent advice as to the suitability of the Contract for use with IRA's.

     If a Contract is issued in connection with an employer's Simplified Employee Pension ("SEP") plan, Owners, Annuitants and Beneficiaries are cautioned that the rights of any person to any of the benefits under the Contract may be subject to the terms and conditions of the plan itself, regardless of the terms and conditions of the Contract.

     If a Contract is purchased to fund an IRA the Annuitant must also be the Owner. In addition, if a Contract is purchased to fund an IRA, minimum distributions must commence not later than April 1st of the calendar year following the calendar year in which you attain age 70 1/2. You should consult your tax adviser concerning these matters.

     The Contract and prototype IRA endorsement have been submitted for IRS approval and determination that they are acceptable under
Section 408 of the Code, so that each individual who purchases a Contract with an IRA endorsement will be considered to have adopted a retirement savings program that satisfies the requirements of
Section 408 of the Code. The IRS approval is a determination only as to the form of the Contract and does not represent a determination of the merits of the Contract.

     At the time the Initial Contribution is paid, a prospective purchaser must specify whether he or she is purchasing a Non-Qualified Contract or an IRA. If the initial Contribution is derived from an exchange or surrender of another annuity contract, we may require that the prospective purchaser provide information with regard to the federal income tax status of the previous annuity contract. We will require that persons purchase separate Contracts if they desire to invest monies qualifying for different annuity tax treatment under the Code. Each such separate Contract would require the minimum initial Contribution stated above. Additional Contributions under a Contract must qualify for the same federal income tax treatment as the initial Contribution under the Contract; we will not accept an additional Contribution under a Contract if the federal income tax treatment of such Contribution would be different from that of the initial Contribution.

Seek Tax Advice

     The foregoing discussion of the federal income tax consequences is only a brief summary and is not intended as tax advice. Further, the federal income tax consequences discussed herein reflect our understanding of current law and the law may change. Federal estate tax consequences and state and local estate, inheritance, and other tax consequences of ownership or receipt of distributions under a Contract depend on the individual circumstances of each Owner or recipient of the distribution. A COMPETENT TAX ADVISER SHOULD BE CONSULTED FOR FURTHER INFORMATION.


_________________________________________________________________

     ASSIGNMENTS OR PLEDGES

_________________________________________________________________

     Generally, rights in the Contract may be assigned or pledged for loans at any time during the life of the Annuitant; however, if the Contract is an IRA, the Owner may not assign the Contract as collateral.

     If a non-IRA Contract is assigned, the interest of the assignee has priority over the interest of the Owner and the interest of the Beneficiary. Any amount payable to the assignee will be paid in a single sum.

     A copy of any assignment must be submitted to the Company at the Schwab Annuity Service Center. Any assignment is subject to any action taken or payment made by the Company before the assignment was processed. The Company is not responsible for the validity or sufficiency of any assignment.

     If any portion of the Annuity Account Value is assigned or pledged for a loan, it may be treated as a distribution. A competent tax adviser should be consulted for further information.


_________________________________________________________________

     DISTRIBUTION OF THE CONTRACTS

_________________________________________________________________

     Charles Schwab & Co., Inc. ("Schwab") is the distributor of the Contracts. Schwab is registered with the Securities and Exchange Commission as a broker/dealer and is a member of the National Association of Securities Dealers, Inc. ("NASD"). Its principal offices are located at 101 Montgomery, San Francisco, California 94104, telephone 800-838-0650.

     Certain administrative services are provided by Schwab to assist the Company in the processing of the Contracts, which services are described in written agreements between Schwab and the Company.

     The Company has agreed to indemnify Schwab (and its agents, employees, and controlling persons) for certain damages arising out of the sale of the Contracts, including those arising under the securities laws.


_________________________________________________________________

     SELECTED FINANCIAL DATA

_________________________________________________________________

     The following is a summary of certain financial data of the Company. This summary has been derived in part from, and should be read in conjunction with, the financial statements of the Company included elsewhere in this Prospectus.


Six Months Ended
Years Ended December 31,

(in Millions)
6/30/96
6/30/95
1995
1994
1993
1992
1991
INCOME STATEMENT DATA







Premiums and other income
$     525
$     522
$   1,067
$    1,000
$     696
$      245
$        58
Net investment income
       413
       411
        835
         768
       792
        661
        599
Realized investment gains (losses)
       (23)
           4
            8
         (72)
         25
          (4)
         (30)
Total Revenues
$      915
$      937
$   1,910
$    1,696
$  1,513
$     902
$      627








Total benefits and expenses
$      822
$      856
$   1,733
$    1,594
$  1,417
$     844
$      596
Income tax and expenses
          24
          29
          49
           28
         31
         18
            7
cumulative effect of adopting a
new accounting method for income taxes

            0

            0





       (23)

Net income
$        69
$        52
$      128
$         74
$      65
$       63
$        24
















BALANCE SHEET DATA







Investment assets
$ 12,383
$ 12,003
$ 12,473
$  11,791
$ 11,592
$ 10,771
$   8,483
Separate account assets
     4,735
     3,312
     3,999
      2,555
     1,680
        937
        550
Total assets
   18,401
   16,513
   17,682
    15616
   14,296
   12,948
     9,571
Total policy liabilities
   11,494
   11,215
   11,492
    10,929
   10,592
   10,352
     7,808
Total shareholder's equity
        968
        893
        993
         777
        821
        769
        624


     MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
     CONDITION AND RESULTS OF OPERATIONS

The Company

     The Company operates in one business segment as a provider of life, health and annuity products to groups of individuals associated with employers or distributors; however, the business operations of GWL&A will be discussed in terms of its major business units: the Employee Benefits Division, which distributes life, health, disability income insurance and 401(k) products to employee groups, primarily to small to mid-sized corporations; and the Financial Services Division, which distributes accumulation and payout annuity products for both group and individual clients, primarily in the public\non-profit sector, as well as insurance products for individual clients.

     GWL&A recognized the potential problems of mortgage loans in the late 1980's and adjusted its investment policy accordingly.
The impact of problem mortgage and real estate accounts showed marked improvement in the last few years as the Company curtailed any new investment in mortgage loans. The emphasis of quality over yield in the bond portfolio certainly has proved to be beneficial to the overall strength of the investment assets.

     Going forward, GWL&A intends to increase the percentage of assets and liabilities funded on a separate account basis. Management believes this emphasis is in the best interests of its customers and shareholders. GWL&A intends to continue to improve its administrative and distribution systems in order to compete with insurers, mutual fund companies, and other money managers.


SIX MONTHS ENDED JUNE 30, 1996 AND 1995

Results of Operations

     Net income increased to $68.7 million as of June 30, 1996, compared to $51.8 million for the same period in 1995. The growth in earnings is being driven by good results from operations. Increased Employee Benefits Division earnings reflected an improvement in group health morbidity and expense gains associated with the large growth in 401(k). The Financial Services Division net income increased as a result of effective expense management and increased interest margins on annuity products.

     The Company also benefited from a $25.6 million release of a provision on a contingent liability it assumed from Great-West Life in 1993. This was largely offset by capital losses of $16.7 million incurred on the sales of bonds in the first six months of 1996. The Company had realized capital gains on bond sales of $13.3 million through the first half of 1995. The bond capital gains and losses are included in the realized investment gains [losses] in the income statement.

YEARS ENDED DECEMBER 31, 1995 and 1994

Results of Operations

     The net income of $128 million in 1995 is up significantly from the $74 million recorded in 1994. The growth in earnings is related to the Company's continued investment philosophy of replacing mortgage loans with higher quality bonds which ultimately resulted in a reduction of mortgage writedowns. This is very apparent in the Financial Services Division where the asset intensive lines benefited from a combination of lower mortgage writedowns and capital gains in the bond portfolio. The Company's strategy of increasing fee income and reducing interest rate exposure is apparent in the growth of the separate accounts. The Employee Benefits Division's net income from operations increased in 1995, largely due to low healthcare inflation, favorable mortality, outstanding 401(k) growth and effective expense management.

     Life, accident, and health premium increased $49 million from 1994 to a total of $988 million primarily due to an increase in group health premium, which primarily reflects the acquisition of a block of group life and health business from Confederation Life Insurance Company.

     Net investment income increased $67 million to a total of $835 million in 1995 reflecting higher earned rates and growth in policy loans associated with corporate owned life insurance (COLI) business.

     The net realized gains and losses improved significantly over last year as the $8 million of gains in 1995 was substantially better than the $72 million of losses recorded in 1994. Provisions for asset losses, included in realized losses, continued to decline as the $22 million in 1995 were $12 million better than the $34 million recorded in 1994. Interest rates decreased in 1995, leading to bond capital gains of $28 million which were better than the $39 million of losses recorded in 1994.

     The capital gains and losses recorded in 1994 and 1995 were somewhat mitigated by adjustments to the amortization of deferred acquisition costs and premium deficiency reserves totaling $(10) million in 1995 and $19 million in 1994.

     Policyholder benefits increased to $1.2 billion, up $76 million, which is a combination of an increase in interest credits to policyholders and higher group life and health claims.

     The commissions and operating expense increase of $56 million to a total of $465 million includes expense increases associated with managed care and the acquisition of a block of group life and health business from Confederation Life Insurance Company.

     The effective income tax rate in 1995 and 1994 was lower than the statutory rate due to a reduction of $13 million and $7 million, respectively, in the deferred tax asset valuation allowance held in a subsidiary company, GWL Properties Inc.

Balance Sheet

     Total assets grew approximately $2.1 billion to a total of $17.7 billion, reflecting continued growth in the separate accounts of $1.4 billion and a $333 million increase in policy loans associated with COLI business.

     It is important to recognize the continued shift away from mortgages as the portfolio dropped $298 million during 1995. The mortgage portfolio of $1.7 billion at December 31, 1995 represented 13.7% of total investment assets, compared to 17.1% at December 31, 1994.

     Stockholder's equity at December 31, 1995 of $993 million increased substantially from December 31, 1994, as the result of higher earnings and a significant increase in the unrealized gains on the bond portfolio that is available for sale.

YEARS ENDED DECEMBER 31, 1994 and 1993

Results of Operations

     Net income in 1994 of $74 million increased from $65 million in 1993. The higher group life and health earnings more than offset the lower asset intensive earnings associated with the capital losses on the bond portfolio.

     Premiums and other income consist primarily of life, accident, and health premiums which increased 48% over 1993 to a total of $939 million. The $306 million increase was primarily the result of group life and health, which was up $248 million as none of the premium was reinsured to The Great-West Life during 1994, compared to $179 million reinsured in 1993.

     Net investment income decreased $24 million to a total of $768 million. The decrease was associated with a 0.68% drop in the yield on investments as higher yielding mortgages and bonds continued to be replaced by lower yielding, higher quality bonds.

     The net realized losses of $72 million were significantly worse than the $25 million of net gains recorded in 1993, reflecting the decline in bond prices during 1994. However, provisions for asset losses in 1994 of $34 million showed improvement over the $43 million in 1993, reflecting the overall decrease in mortgage investments and the reduction in problem mortgages.

     The capital losses in 1994 were somewhat mitigated by adjustments to the amortization of deferred acquisition costs and premium deficiency reserves totalling $19 million. The same components were adjusted by $44 million in 1993.

     The increase in benefits and expenses was primarily related to a $69 million increase in policy benefits and a $98 million increase in commission and operating expenses, both the result of the group life and health business not being reinsured at all during 1994. In 1993 the business had been reinsured to Great-West Life for part of the year.

     The 1994 effective income tax rate of 27.7% is lower than the 1993 rate of 32.5% as the result of a $7 million reduction in the deferred income tax asset valuation allowance being held in a subsidiary company, GWL Properties Inc.

Balance Sheet

     Total assets increased $1.3 billion in 1994 to a total of $15.6 billion. The only growth in the general account was the acquisition of corporate owned life insurance (COLI) policies from Confederation Life Insurance Company which increased assets $250 million. The majority of the increase is associated with separate account assets which grew by $875 million over 1993 to a total of $2.6 billion. The growth in separate accounts is derived from a combination of good sales in both the 401(k) and the public non-profit business units and good investment performance.

     The mortgage loans on real estate portfolio reduced $367 million bringing the total portfolio to $2.0 billion or 17.1% of total investment assets. The reduction is related to a combination of prepayments, renewals refinanced with other lenders, and the Company's policy of not initiating any new mortgage loans.

Liquidity and Capital Resources

     The principal short- and long-term liquidity needs of the Company are to satisfy policyholder benefits. The liquidity needs of the Company are closely managed through cash flow matching of assets and liabilities, and the forecasting of earned and required yields to ensure consistency between policyholder requirements and the yield of assets. Over 88.1% of policy liabilities are non-cashable prior to maturity or subject to market value adjustments or withdrawal penalties.

     Investments in highly marketable securities at the end of 1995 totaled $6.4 billion, including short-term investments of $135 million which have minimal market risk. For several years, the Company has followed an investment policy that has emphasized high-quality bonds and de-emphasized high-yield, lower quality bonds and mortgage loans. At December 31, 1995, mortgages represented 13.7% of investments, compared to 25.2% at December 31, 1991. Bonds rated below investment grade were only 1.4% of investments at December 31, 1995. The Company's investments in mortgage-backed and asset-backed bonds do not include highly volatile issues. The Company limits its use of derivative financial instruments to contracts which change the interest rate characteristics of certain bonds from variable to fixed rates or which effectively change interest paid in foreign currencies to U.S. dollars.

     Additional liquidity is available through the Company's commercial paper program which is partially supported by a standby letter of credit. At December 31, 1995, the program had an outstanding balance of $85 million with maturities ranging from 25 to 160 days and interest rates ranging from 5.7% to 5.9%.

     The National Association of Insurance Commissioners (NAIC) utilizes risk-based capital standards to determine the capital requirements of a life insurance company based upon its inherent operating risks. These standards require the computation of a risk-based capital amount which is then compared to the Company's actual adjusted capital. Based on current calculations of the risk-based capital standards, the Company's percentage to total adjusted capital is well in excess of ratios that would require regulatory attention.

     Great-West Life owns all of the Company's $122 million of preferred shares and all of its common stock. The shareholder's equity was $993 million as of December 31, 1995 compared to $777 million as of December 31, 1994. Most of the increase was related to the increase in fair value of the Company's available-for-sale bond portfolio, including $23 million related to the Company's reclassification on December 31, 1995 of $2.1 billion of bonds from the held-to-maturity portfolio.

Ratings

     The Company operates in a very competitive market place, and therefore its ratings from various rating agencies are very important to its ability to distribute certain products. A.M. Best Company has assigned the Company its highest financial strength and operating performance rating of A++. Duff & Phelps Corporation and Standard & Poor's Corporation have also assigned the Company their highest claims paying ability rating of AAA. Moody's Investors Service has assigned the Company an insurance and financial strength rating of Aa2.

     These ratings represent the rating agency's independent opinion of the Company's financial strength and ability to meet its policyholder obligations, but have no relevance to the performance or quality of the assets in the Series Account.

Regulation and Reserves

     The Company is subject to regulation and supervision by the insurance departments of the state in which it is licensed. This regulation covers a variety of areas, including policy reserve requirements, adequacy of company capital and surplus, operational standards, and financial accounting policies and procedures.

     Pursuant to state insurance laws and regulations, the Company is obligated to hold policy reserves to meet its obligations under all outstanding insurance contracts. These reserves are based on a number of assumptions as to future experience. Neither the reserve requirements nor the other aspects of state insurance regulation provide absolute protection to holders of insurance contracts if the Company were to experience unexpected losses (e.g., infectious diseases or catastrophic investment losses).

Competition

     The Company is engaged in a business that is highly competitive due to the large number of insurance companies and other entities competing in marketing, administering, and selling insurance products. There are approximately 2,300 insurers in the life insurance business in the United States.

Segment Information

     The Company operates in one business segment as a provider of life, health and annuity products to groups of individuals associated with employers or distributors.

Employees and Facilities

     The Company has an administrative services agreement with Great-West Life, to provide total administrative support for all aspects of the Company's business. Great-West Life has approximately 4,300 employees in its U.S. operations. The home office facilities are in Englewood, Colorado which includes 517,633 square feet in a three building complex. As well, there are sales and claims offices located in several states.

State Regulation

     As a life insurance company organized and operated under Colorado law, GWL&A is subject to provisions governing such companies and regulation by the Colorado Division of Insurance.

     GWL&A's books and accounts are subject to review and examination by the Colorado Division of Insurance at any time, and a full examination of its operations is conducted triennially.

     In addition, GWL&A is subject to comprehensive and detailed regulation and supervision by the supervisory agencies in each jurisdiction in which it conducts business. Each state's supervisory agency has broad administrative authority which includes, but is not limited to, the power to regulate licenses to transact business, trade practices, agent licensing, policy forms, claims practices, underwriting practices, reserve requirements, fixing maximum interest rates on life insurance policy loans and minimum rates for accumulation of surrender values, the form and content of required financial statements and the type and amounts of investments permitted. GWL&A is required to file detailed annual reports with supervisory agencies in each of the jurisdictions in which it does business and its accounts are subject to examination by such agencies at regular intervals.

     Under insurance guaranty fund laws in most states, insurers can be assessed up to prescribed limits for insurance contract losses incurred by insolvent companies. GWL&A has estimated that the $9 million reserve being held at December 31, 1995 is adequate to cover any obligations of known insolvencies.

     In addition, most jurisdictions, including Colorado, regulate affiliated groups of insurers such as GWL&A and its affiliates under insurance holding company legislation. Under such laws, intercorporate transfers of assets and dividend payments from insurance subsidiaries may be subject to prior notice or approval, depending on the size of such transfers and payments in relation to the financial position of the company making the transfer. Changes in control also are regulated under these laws.

     Although the federal government generally does not directly regulate the business of insurance, federal initiatives often have an impact on the business in a variety of ways. Current and proposed federal measures which may significantly affect GWL&A's insurance business include employee benefits regulation, controls on medical care costs, insurance reform, managed care regulation, medical entitlement programs (e.g., Medicare), removal of barriers preventing banks from engaging in the insurance and mutual fund businesses, the taxation of insurance companies and the tax treatment of insurance products.

     The Securities and Exchange Commission regulates certain separate accounts of GWL&A and the mutual funds used as funding vehicles for those accounts.

Directors and Officers

     Set forth below is information concerning the Company's directors and executive officers, together with their principal occupation for the past five years. Unless otherwise indicated, all of the directors and executive officers have been engaged for not less than five years in their present principal occupations or in another executive capacity with the companies or firms identified.

Directors                Principal Occupation Last 5 Years

James Balog                   Company Director since March 1993;
                              previously Chairman, Lambert Brussels
                              Capital Corporation

James W. Burns, O.C.          Chairman of the Boards of
                              Lifeco1 and Great-West Life; Deputy
                              Chairman, PCC2

Orest T. Dackow               President and Chief Executive
                              Officer, Lifeco since April 1992;
                              previously President, Great-West Life

Paul Desmarais, Jr.           Chairman and Co-Chief Executive
                              Officer, PCC; Chairman, PFC3

Robert G. Graham              Company Director since January 1996;
                              previously Chairman and Chief
                              Executive Officer, Inter-City
                              Products Corporation

Robert Gratton                Chairman of the Board of GWL&A;
                              President and Chief Executive
                              Officer, PFC

N. Berne Hart                 Company Director since February 1992;
                              previously Chairman of the Board,
                              United Banks of Colorado, Inc.

Kevin P. Kavanagh             Company Director since April 1992;
                              previously President and Chief
                              Executive Officer, Lifeco

William Mackness              Company Director since July 1995;
                              previously Dean, Faculty of
                              Management, University of Manitoba

William T. McCallum           President and Chief Executive
                              Officer, GWL&A; President and Chief
                              Executive Officer (U.S. Operations),
                              Great-West Life

Jerry E.A. Nickerson          Chairman of the Board, H.B. Nickerson
                              & Sons Limited

The Honourable
P. Michael Pitfield, P.C., Q.C.    Vice-Chairman, PCC; Member of
                                   the Senate of Canada

Michel Plessis-Belair, F.C.A.      Executive Vice-President and
                                   Chief Financial Officer, PCC;
                                   Senior Vice-President, Finance,
                                   PFC

Ross J. Turner                Chairman, Genstar Investment
                              Corporation

Brian E. Walsh                Partner, Trinity L.P. since January
                              1996; previously Managing Director
                              and Co-head, Global Investment Bank,
                              Bankers Trust Company

1  Great-West Lifeco, Inc.
2  Power Corporation of Canada
3  Power Financial Corporation

Executive Officers            Principal Occupation Last 5 Years

William T. McCallum           President and Chief Executive
President and Chief           Officer, GWL&A;
Executive Officer             President and and Chief Executive
                              Officer (U.S. Operations),
                              Great-West Life

Dennis Low                    Executive Vice President, Financial
Executive Vice President,     Services, GWL&A and
Financial Services            Great-West Life

Alan D. MacLennan             Executive Vice President, Employee
Executive Vice President,     Benefits, GWL&A and Great-West Life
Employee Benefits

John T. Hughes                Senior Vice President, Chief
Senior Vice President,        Investment Officer, GWL&A;
Chief Investment Officer      Senior Vice President,
                              Chief Investment Officer (U.S.
                              Operations), Great-West Life

D. Craig Lennox               Senior Vice President, General
Senior Vice President,        Counsel and Secretary, GWL&A; Senior
General Counsel and Secretary Vice President and General Counsel,
                              General Counsel and Secretary,
                              Great-West Life

James D. Motz                 Senior Vice President, Employee
Senior Vice President,        Benefits Operations,
Employee Benefits Operations  GWL&A and Great-West Life

Douglas L. Wooden             Senior Vice President, Financial
Senior Vice President,        Services, GWL&A and
Financial Services            Great-West Life

Executive Compensation

     The following table sets out all compensation paid by Great-West Life and its subsidiaries in respect of the individuals who were, at December 31, 1995, the Chief Executive Officer and the other four most highly compensated executive officers of GWL&A (collectively the "Named Executive Officers") for services rendered to GWL&A and Great-West Life in all capacities for fiscal years ended 1993, 1994 and 1995 respectively.


Name and
Principal Position
Year
Annual
Compensation(1)

Salary            Bonus
($)                 ($)
Long-Term    Compensation Awards
                                 Securities Under Options Granted
(2)
W.T. McCallum,
President and
Chief Executive Officer
     1995
     1994
     1993
523,958          351,000
                     225,000(3)
476,750          318,500
426,383          295,750
     None

     None
     None
D. Low, Executive
Vice President,
Financial Services
     1995
     1994
     1993
305,000          152,500
285,000          142,500
263,479          121,750
     None
     None
     None
J.T. Hughes, Senior
Vice President, Chief
Investment Officer
     1995
     1994
     1993
301,000          150,500
290,000          145,000
275,000          137,500
     None
     None
     None
A.D. MacLennan,
Executive Vice President, Employee Benefits
     1995
     1994
     1993
312,000          125,000
300,000           97,890
283,000          113,426
     None
     None
     None
D.L. Wooden, Senior
Vice President, Financial Services
     1995
     1994
     1993
275,500          137,500
265,000          142,500
250,000          125,000
     None
     None
     None

1) The aggregate of perquisites and other personal benefits, securities or property provided to each Named Executive Officer in 1995 did not exceed the lesser of $50,000 and 10% of the total of the individual's annual salary and bonus.

(2)  The options are for common shares of Power Financial
Corporation ("PFC Options"). PFC Options are granted by, and in the sole discretion of, Power Financial Corporation. (For additional information on Power Financial Corporation, see
"Ownership of Securities" in this prospectus.)

(3) A special one-time bonus payment with respect to long-term performance.

     The following table describes all PFC Options exercised in 1995, and unexercised PFC Options held as of December 31, 1995, by the Named Executive Officers.

Name
Securities
Acquired on
Exercise
Aggregate
Value
Realized
($)
Unexercised Options at     FY-End

                                        Exercisable
Unexercisable
Value of Unexercised in-the-Money Options at FY-End ($)
                                        Exercisable   Unexercisable
W.T. McCallum
     34,000
     418,290
26,000           None
371,002        None
D. Low
   None
   None
44,000           None
627,849        None
J.T. Hughes
     20,000
     175,551
60,000           None
548,713        None
A.D. MacLennan
     32,000
     389,430
None             None
None            None
D.L. Wooden
   None
   None
44,000           None
423,621        None

Pension Plan Tables

     The following discussion relates to pension benefits payable to the Named Executive Officers as of December 31, 1995.

     Great-West Life has a non-contributory pension plan covering substantially all of its employees. Great-West Life contributes such amounts as are necessary, on an actuarial basis, to provide the plan with assets sufficient to meet the benefits to be paid to plan members. Contributions under the plan are based on length of service and average annual compensation. Compensation includes normal salary and wages and does not include bonuses, overtime pay, reimbursements or special pay.

     The directors of Great-West Life or of GWL&A determine the eligibility for, and the amount of, supplemental executive retirement benefits.

     The President and Chief Executive Officer is entitled to the benefits shown in Table #1 has have 30 years of service. The Executive Vice President, Financial Services; Senior Vice President, Chief Investment Officer; Executive Vice President, Employee Benefits; and Senior Vice President, Financial Services, are entitled to the benefits shown in Table #1 and Table #2, and have 31, 6, 30 and 5 years of service respectively.

Table #1 - Employees' Pension Plan

Remuneration ($)
Years of Service
_________________________________________________________________
_________________
    5                15                   20                25
       30               35                  40
200,000
 18,875         56,625        75,500            94,375      113,250

    120,000         120,000
300,000
 22,459         67,377        89,836          112,295      120,000
    120,000         120,000
400,000
 22,459         67,377        89,836          112,295      120,000
    120,000         120,000
500,000
 22,459         67,377        89,836          112,295      120,000
    120,000         120,000
600,000
 22,459         67,377        89,836          112,295      120,000
    120,000         120,000
700,000
 22,459         67,377        89,836          112,295      120,000
    120,000         120,000
800,000
 22,459         67,377        89,836          112,295      120,000
    120,000         120,000

     The benefits shown in Table #1 are payable upon the attainment of age 65, the normal retirement date, or age 62 with 35 years of service. Remuneration is the average of the highest 60 consecutive months of regular salary during the last 84 months of employment. The determination of remuneration and the pension amount are limited by Internal Revenue Service maximums for qualified plans. The normal form of pension is a life only annuity. Other optional forms of pension payment are available on an actuarially equivalent basis. The benefits listed in the table are not subject to deduction for social security or other offset amounts.

     Table #2 - Supplemental Executive Retirement Benefits

Remuneration ($)
Years of Service
_________________________________________________________________
__________________
     5               15                20               25
     30                 35                    40
200,000
   None         None          None          None            None
       None               None
300,000
     401        15,123        22,664         30,205          52,500

       52,500            52,500
400,000
 10,401       45,123        62,664         80,205        112,500
    112,500          112,500
500,000
 20,401       75,123      102,664       130,205        172,500
  172,500          172,500
600,000
 30,401     105,123      142,664       180,205        232,500
 232,500          232,500
700,000
 40,401     135,123      182,664       230,205        292,500
 292,500          292,500
800,000
 50,401     165,123      222,664       280,205        352,500
 352,500          352,500

     The benefits shown in Table #2 are payable upon the attainment of age 62, the normal retirement date. Remuneration is the average of the highest 60 consecutive months of compensation during the last 84 months of employment. Compensation includes salary and bonuses prior to any deferrals. The normal form of pension is a life only annuity. Other optional forms of pension payment are available on an actuarially equivalent basis. The benefits listed in the table are not subject to deduction for social security or other offset amounts.

Ownership of Securities

     All of the Company's outstanding shares are owned by The Great-West Life Assurance Company, 100 Osborne Street North, Winnipeg, Manitoba, Canada R3C 3A5. The Great-West Life Assurance Company is owned 99.5% by Great-West Lifeco Inc., both of which share the same address. Great-West Lifeco Inc. is owned 86.5% by Power Financial Corporation of Canada, 751 Victoria Square, Montreal, Quebec, Canada H2Y 2J3. It is owned 68.3% by 171263 Canada Inc., which is owned 100% by Power Corporation of Canada, both of which share the same address as Power Financial Corporation. Mr. Paul Desmarais, 751 Victoria Square, Montreal, Quebec, Canada H2Y 2J3, through a group of private holding companies, which he controls, has voting control of Power Corporation of Canada.


_________________________________________________________________

     RIGHTS RESERVED BY THE COMPANY

_________________________________________________________________

     The Company reserves the right to make certain changes if, in its judgment, they would best serve the interests of Owners and Annuitants or would be appropriate in carrying out the purposes of the Contracts. Any changes will be made only to the extent and in the manner permitted by applicable laws. Also, when required by law, the Company will obtain your approval of the changes and approval from any appropriate regulatory authority. Such approval may not be required in all cases, however. Examples of the changes the Company may make include:

     - To make any changes required by the Internal Revenue Code or by any other applicable law in order to continue treatment of the Contract as an annuity.

     - To make any other necessary technical changes in the Contract in order to conform with any action the above provisions permit the Company to take, including to change the way the Company assess charges, but without increasing as to any then outstanding Contract the aggregate amount of the types of charges which the Company has guaranteed.


_________________________________________________________________

     LEGAL PROCEEDINGS

_________________________________________________________________

     The Company is currently not a party to, and its property is not currently subject to, any material legal proceedings. The lawsuits to which the Company is a party are, in the opinion of management, in the ordindary course of business, and are not expected to have a material adverse effect on the financial results, conditions or prospects of the Company.



_________________________________________________________________

     LEGAL MATTERS

_________________________________________________________________

     Advice regarding certain legal matters concerning the federal securities laws applicable to the issue and sale of the Contract has been provided by Jorden Burt Berenson & Johnson LLP. The organization of the Company, the Company's authority to issue the Contract, and the validity of the form of the Contract have been passed upon by Ruth B. Lurie, Vice President, Counsel and Associate Secretary of the Company.

_________________________________________________________________
     EXPERTS

_________________________________________________________________

     The consolidated financial statements of Great-West Life & Annuity Insurance Company at December 31, 1995 and 1994, and for each of the three years in the period ended December 31, 1995 included in this prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

_________________________________________________________________

     AVAILABLE INFORMATION

_________________________________________________________________

     We have filed a registration statement ("Registration Statement") with the Commission under the 1933 Act relating to the Contracts offered by this Prospectus. This Prospectus has been filed as a part of the Registration Statement and does not contain all of the information set forth in the Registration Statement and exhibits thereto. Reference is hereby made to the Registration Statement and exhibits for further information relating to us and the Contracts. Statements contained in this Prospectus, as to the content of the Contracts and other legal instruments, are summaries. For a complete statement of the terms thereof, reference is made to the instruments as filed as exhibits to the Registration Statement. The Registration Statement and its exhibits may be inspected and copied at the offices of the Commission located at 450 Fifth Street, N.W., Washington, D.C.

Appendix A

The standard nonforfeiture rate in all states, other than those listed below is 3%

Florida   0%
Mississippi    0%
Oklahoma  0%

     Appendix B

On the following pages are four examples of Market Value
Adjustments illustrating (1) increasing interest rates, (2) decreasing interest rates, (3) flat interest rates (i and j are within .10% of each other), and (4) less than 6 months to maturity.


Example #1 - Increasing Interest Rates

     Deposit:                 $25,000 on November 1, 1996
     Maturity Date:           December 31, 2005
     Interest Guarantee Period:         10 years
     i:                  assumed to be 6.15%
     Surrender Date:               July 1, 2000
     j:                  7.00%
     Amount Surrendered:      $10,000
     N:                  65

          MVAF =    {[(1 + i)/(1 + j + .10%)]N/12} - 1
               =    {[1.0615/1.071]65/12} - 1
               =    .952885 - 1
               =    .047115

          MVA  =    (amount Transferred or surrendered) x MVAF
               =    $10,000 x - .047115
               =    - $471.15

          Surrender Value = (amount Transferred or surrendered +
MVA) x (1 - Surrender Charge)
                         =    ($10,000 + - $471.15) x (1 - 0)
                         =    $9,528.85

     Example #2 - Decreasing Interest Rates

     Deposit:                 $25,000 on November 1, 1996
     Maturity Date:           December 31, 2005
     Interest Guarantee Period:         10 years
     i:                  assumed to be 6.15%
     Surrender Date:               July 1, 2000
     j:                  5.00%
     Amount Surrendered:      $10,000
     N:                  65

          MVAF =    {[(1 + i)/(1 + j + .10%)]N/12} - 1
               =    {[1.0615/1.05]65/12} - 1
               =    .0055323

          MVAF =    (amount Transferred or surrendered) x MVAF
               =    $10,000 x .0055323
               =    $553.23

          Surrender Value = (amount Transferred or surrendered +
MVA)
                         =    ($10,000 + $553.23) x (1 - Surrender
Charge)
                         =    $10,553.23 x (1 - 0)


     Example #3 - Flat Interest Rates (i and j are within .10% of each other)

     Deposit:                 $25,000 on November 1, 1996
     Maturity Date:           December 31, 2005
     Interest Guarantee Period:         10 years
     i:                  assumed to be 6.15%
     Surrender Date:               July 1, 2000
     j:                  6.24%
     Amount Surrendered:      $10,000
     N:                  65

          MVAF =    {[(1 + i)/(1 + j + .10%)]N/12} - 1
               =    {[1.0615/1.0634]65/12} - 1
               =    .99036 - 1
               =    -.00964
               However, [i-j] <.10%, so MVAF = 0

          MVAF =    (amount Transferred or surrendered) x MVAF
               =    $10,000 x 0
               =    $0

          Surrender Value = (amount Transferred or surrendered +
MVA) x (1 - Surrender Charge)
                         =    ($10,000 + $0) x (1 - 0)
                         =    $10,000




     Example #4 - N<6 (less than 6 months to maturity)

     Deposit:                 $25,000 on November 1, 1996
     Maturity Date:           December 31, 2005
     Interest Guarantee Period:         10 years
     i:                  assumed to be 6.15%
     Surrender Date:               July 1, 2005
     j:                  7.00%
     Amount Surrendered:      $10,000
     N:                  5

     MVAF =    {[(1 + i)/(1 + j + .10%)]N/12} - 1
          =    {[1.0615/1.071]5/12} - 1
          =    .99629 - 1
          =    -.00371
          However, N<6, so MVAF = 0

     MVAF =    (amount Transferred or surrendered) x MVAF
          =    $10,000 x 0
          =    $0

     Surrender Value = (amount Transferred or surrendered + MVA) x (1 - Surrender Charge)
                    =    ($10,000 + $0) x (1 - 0)
                    =    $10,000
    1 There is a $10 fee for each transfer in excess of twelve in any contract year.



34

GREAT-WEST LIFE & ANNUITY INSURANCE COMPANY
CONSOLIDATED BALANCE SHEETS
JUNE 30, 1996

[Unaudited]     (Dollars in Thousands)
ASSETS                                            1996
INVESTMENTS:
Fixed Maturities:
    Held-to-maturity, at amortized cost (fair value $2,017,628)
                                                  $1,989,272
Available for sale, at fair value (amortized cost $5,956,330)
                                                  5,947,759
Common stock                                      7,795
Mortgage loans on real estate                     1,590,311
Real estate                                       55,196
Policy loans                                      2,430,496
Short-term investments                            362,457
Total Investments                                 12,383,286
Cash
                                                  101,838
Reinsurance receivable                            351,769
Deferred policy acquisition costs                 287,350
Investment income due and accrued                 199,197
Other assets                                      43,944
Premiums in course of collection
77,031
Deferred income taxes
220,940
Separate account assets
4,735,338

TOTAL ASSETS
$18,400,693
(Continued)

GREAT-WEST LIFE & ANNUITY INSURANCE
COMPANY

CONSOLIDATED BALANCE SHEETS
JUNE 30, 1996
[Unaudited]     (Dollars in Thousands)
LIABILITIES AND STOCKHOLDER'S EQUITY
1996
POLICY BENEFIT LIABILITIES:
    Policy reserves
$10,840,919
    Policy and contract claims
370,678
    Policyholders' funds
148,833
    Experience refunds
84,682
    Provision for policyholders' dividends\
49,047
GENERAL LIABILITIES:
    Due to Parent Corporation
132,479
    Repurchase agreements
429,606
    Commercial paper
74,651
    Other liabilities\
434,837
    Undistributed earnings on
      participating business
131,647
    Separate account liabilities
4,735,338
      Total Liabilities
17,432,717
STOCKHOLDER'S EQUITY:
    Preferred stock, $1 par value,
       50,000,000 shares authorized:
            Series A, cumulative, 1500 shares authorized,
          liquidation value of $100,000 per share,
              600 shares issued and outstanding
60,000
            Series B, cumulative, 1500 shares authorized,
              liquidation value of $100,000 per share,
              200 shares issued and outstanding
20,000
            Series C, cumulative, 1500 shares authorized,
              none outstanding
            Series D, cumulative, 1500 shares authorized,
              none outstanding
            Series E, non-cumulative, 2,000,000
              shares authorized, liquidation value of $20.90
               per share, issued, and outstanding
41,800
    Common stock, $1 par value; 50,000,000 shares authorized;
      7,032,000 shares issued and outstanding
7,032
    Additional paid-in capital
657,265
    Net unrealized gains (losses) on securities available-for-sale
(8,057)
    Retained earnings
189,936
      Total Stockholder's Equity
967,976
TOTAL LIABILITIES AND STOCKHOLDER'S EQUITY
18,400,693

See notes to consolidated financial statements.

GREAT-WEST LIFE & ANNUITY INSURANCE COMPANY
CONSOLIDATED STATEMENTS OF INCOME
SIX MONTHS ENDED JUNE 30, 1996 AND 1995
[Unaudited]     (Dollars in Thousands)
Six Months Ended
June 30,1996  1995

REVENUES:
Annuity contract charges and premiums
$43,436
$37,240
  Life, accident, and health premiums earned (net of
premiums ceded totaling $30,430 and $39,280)
481,244
484,451
  Net investment income
413,107
410,883
  Net realized gains (losses) on investments
(22,895)
4,021
914,892
936,595
BENEFITS AND EXPENSES:
  Life and other policy benefits (net of reinsurance
    recoveries totaling $25,511 and $19,801)
254,382
278,966
  Increase in reserves
35,293
56,658
  Interest paid or credited to contractholders
285,379
275,251
  Provision for policyholders' share of earnings
(losses)    on participating business
270
620
  Dividends to policyholders
22,766
21,486
598,090
632,981
  Commissions
52,130
63,382
  Operating expenses
160,397
148,100
  Premium taxes
11,459
11,703
822,076
856,166
INCOME BEFORE INCOME TAXES
92,816
80,429
PROVISION FOR INCOME TAXES:
   Current
37,167
37,797
   Deferred
(13,014)
(9,173)
24,153
28,624
NET INCOME
$68,663
$51,805

See notes to consolidated financial statements.

GREAT-WEST LIFE & ANNUITY INSURANCE COMPANY
CONSOLIDATED STATEMENTS OF CASH FLOWS
SIX MONTHS ENDED JUNE 30, 1996 AND 1995
[Unaudited]     (Dollars in Thousands)
1996
1995
OPERATING ACTIVITIES:
    Net income
$68,663
$51,805
    Adjustments to reconcile net income to
      net cash provided by operating activities:
       Gain (loss) allocated to par policyholders
271
620
       Amortization of investments
11,595
14,405
       Realized losses (gains) on disposal of investments
 and write-downs of mortgage loans and real
estate
22,895
(3,808)
Amortization
17,751
18,264
      Deferred income taxes
(13,197)
(9,357)
Changes in assets and liabilities:
        Policy benefit liabilities
121,414
253,443
       Reinsurance receivable
(17,845)
(17,427)
       Accrued interest and other receivables
21,684
4,803
        Other, net
(32,723)
(38,505)
                Net cash provided by operating activities
200,508
274,243
INVESTING ACTIVITIES:
    Proceeds from sales, maturities, and
        redemptions of investments:
        Fixed maturities
             Held-to-maturity
                Sales
11,465
               Maturities and redemptions
273,081
309,806
             Available-for-sale
                Sales
1,954,015
2,177,943
                Maturities and redemptions
438,132
41,322
        Mortgage loans
124,707
131,754
        Real estate
2,110
2,040
        Common stock
1,724
    Purchases of investments:
        Fixed maturities
             Held-to-maturity
(210,604)
(520,285)
             Available-for-sale
(2,516,333)
(2,021,737)
       Mortgage loans
(3,485)
(2,682)
       Real estate
(2,518)
(3,170)
       Common stock
(79)
(139)
                 Net cash provided by investing activities
60,750
126,317

(Continued)

GREAT-WEST LIFE & ANNUITY INSURANCE COMPANY

CONSOLIDATED STATEMENTS OF CASH FLOWS
SIX MONTHS ENDED JUNE 30, 1996 AND 1995
[Unaudited]     (Dollars in Thousands)
1996
1995

FINANCING ACTIVITIES:
   Contract withdrawals, net of deposits
$(252,315)
$(166,535)
   Due to Parent Corporation
(17,495)
13,421
   Dividends paid
(26,987)
(22,139)
   Net commercial paper (repayments) borrowings
(10,203)
(5,343)
   Net repurchase agreements (repayments)
borrowings
56,641
(247,863)
              Net cash used in financing activities
(250,359)
(428,459)
NET INCREASE [DECREASE] IN CASH
10,899
(27,899)
CASH, BEGINNING OF YEAR
90,939
131,621
CASH, END OF PERIOD
$101,838
$103,722

See notes to consolidated financial statements.

(Concluded)

GREAT-WEST LIFE & ANNUITY INSURANCE COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SIX MONTHS ENDED JUNE 30, 1996 AND 1995

1.    UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

      The accompanying financial statements and related notes have been prepared in accordance with generally accepted accounting principles for interim financial reporting. Accordingly, certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. In the opinion of management, all adjustments [consisting of only normal recurring accruals] considered necessary for fair presentation of the Companys income tax liability for fiscal years prior to 1994, the Company had previously recorded a contingent liability provision. The Companys estimate may change as a result of the completion of the IRS audits.

2.   OTHER

     Pursuant to a December 31, 1993 agreement between the Company and its Parent whereby the Company assumed responsibility for the Parent Corporation's income tax liability for fiscal years prior to 1994, the Company had previously recorded a contingent liability provision.
     The Company's 1996 results of operations include a release of $25,600 from that provision, to reflect the resolution of 1988 and 1989 tax issues with the Internal Revenue Service. In the opinion of Company management, the remaining amounts paid or accrued are adequate, however, it is possible that the Company's estimate may change as a result of the completion of the IRS audits.














                      GREAT-WEST LIFE & ANNUITY INSURANCE COMPANY




                       CONSOLIDATED FINANCIAL STATEMENTS FOR THE
                       YEARS ENDED DECEMBER 1995, 1994 AND 1993
                           AND INDEPENDENT AUDITORS' REPORT

                                             AND

                               UNAUDITED FINANCIAL STATEMENTS
                                 FOR THE PERIOD ENDED
                                     JUNE 30, 1996















            GREAT-WEST LIFE & ANNUITY INSURANCE COMPANY




             CONSOLIDATED FINANCIAL STATEMENTS FOR THE
             YEARS ENDED DECEMBER 1995, 1994 AND 1993
                 AND INDEPENDENT AUDITORS' REPORT











INDEPENDENT AUDITORS' REPORT


To the Board of Directors and Stockholder of Great-West Life & Annuity Insurance Company:

We have audited the accompanying consolidated balance sheets of Great-West Life & Annuity Insurance Company (a wholly-owned subsidiary of The Great-West Life Assurance Company) and subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of income, stockholder's equity, and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Great-West Life & Annuity Insurance Company and subsidiaries as of December 31, 1995 and 1994, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1995 in conformity with generally accepted accounting principles.


/s/ Deloitte & Touche LLP

DELOITTE & TOUCHE  LLP


Denver, Colorado
January 19, 1996


GREAT-WEST LIFE & ANNUITY INSURANCE COMPANY
CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 1995  AND 1994
(Dollars in Thousands)
ASSETS
1995
1994
INVESTMENTS:
  Fixed Maturities:
    Held-to-maturity, at amortized cost
(fair value $2,158,043 and $4,135,248)
$ 2,054,204
$4,293,985
    Available for sale, at fair value
(amortized cost $6,087,969 and $2,997,087)
6,263,187
 2,824,703
  Common stock
9,440
5,222
  Mortgage loans on real estate
1,713,195
2,011,059
  Real estate
60,454
43,663
  Policy loans
2,237,745
1,905,013
  Short-term investments
134,835
706,920
      Total Investments
12,473,060
11,790,565
Cash
90,939
131,621
Reinsurance receivable
333,924
295,148
Deferred policy acquisition costs
278,526
297,092
Investment income due and accrued
211,922
195,817
Other assets
40,038
55,579
Premiums in course of collection
85,990
84,478
Deferred income taxes
168,941
210,407
Separate account assets
3,998,878
2,554,836

TOTAL ASSETS
$17,682,218
$15,615,543
See notes to consolidated financial statements.

LIABILITIES AND STOCKHOLDER'S EQUITY
1995
1994
POLICY BENEFIT LIABILITIES:
    Policy reserves
$10,845,935
$10,334,456
    Policy and contract claims
359,791
338,515
    Policyholders' funds
154,872
144,262
    Experience refunds
83,562
70,359
    Provision for policyholders'dividends
    47,760
    41,840

GENERAL LIABILITIES:
    Due to Parent Corporation
149,974
159,117
    Repurchase agreements
372,965
564,160
    Commercial paper
84,854
89,686
    Other liabilities
453,889
420,154
    Undistributed earnings on
      participating business
136,617
120,927
    Separate account liabilities
3,998,878
2,554,836
      Total Liabilities
16,689,097
14,838,312

STOCKHOLDER'S EQUITY:
    Preferred stock, $1 par value,
       50,000,000 shares authorized:
            Series A, cumulative,
1500 shares authorized, liquidation value of
$100,000 per share, 600 shares issued and
outstanding 60,000 60,000
            Series B, cumulative,
1500 shares authorized, liquidation value of
$100,000 per share, 200 shares issued and
outstanding 20,000     20,000
            Series C, cumulative,
1500 shares authorized, none outstanding
            Series D, cumulative,
1500 shares authorized, none outstanding
            Series E, non-cumulative,
2,000,000 shares authorized,
liquidation value of $20.90
        41,800    41,800
per share, issued, and outstanding
    Common stock, $1 par value;
50,000,000 shares authorized;
       7,032,000 shares issued and
outstanding 7,032     7,032
    Additional paid-in capital
657,265
657,265
    Net unrealized gains (losses) on
securities available-for-sale
         58,763
   (78,427)
    Retained earnings
148,261
69,561
      Total Stockholder's Equity
993,121
777,231

TOTAL LIABILITIES AND STOCKHOLDER'S
EQUITY
$17,682,218
$15,615,543

GREAT-WEST LIFE & ANNUITY INSURANCE
COMPANY
CONSOLIDATED STATEMENTS OF INCOME
YEARS ENDED DECEMBER 31, 1995, 1994,
AND 1993
(Dollars in Thousands)
1995
1994
1993
REVENUES:
  Annuity contract charges and
premiums
$79,816
$61,122
$63,210
  Life, accident, and health premiums
earned (net of premiums ceded totaling
$60,880,
$48,115
and $254,969)
987,611
938,947
632,961
  Net investment income
835,046
767,646
791,424
  Net realized gains (losses) on
investments
    7,465
  (71,939)
  25,342
1,909,938
1,695,776
1,512,937
BENEFITS AND EXPENSES:
  Life and other policy benefits (net
of reinsurance recoveries totaling
 $43,574,
 $18,937,
and $151,598)
557,469
548,950
390,562
  Increase in reserves
98,797
64,834
59,873
  Interest paid or credited to
contractholders
 562,263
 529,118
 623,417
  Provision for policyholders' share
of earnings (losses)
on participating business
2,027
(725)
(1,498)
  Dividends to policyholders
48,150
42,094
34,474
1,268,706
1,184,271
1,106,828
  Commissions
122,926
120,058
90,472
  Operating expenses
314,810
261,311
196,820
  Premium taxes
26,884
27,402
23,129
1,733,326
1,593,042
1,417,249

INCOME BEFORE INCOME TAXES
176,612
102,734
95,688

PROVISION FOR INCOME TAXES:
   Current
88,366
65,070
76,672
   Deferred
(39,434)
(36,614)
(45,620)
48,932
28,456
31,052

NET INCOME
$127,680
$74,278
$64,636


See notes to consolidated financial
statements.

GREAT-WEST LIFE & ANNUITY INSURANCE
COMPANY

CONSOLIDATED STATEMENTS OF STOCKHOLDER'S
EQUITY
YEARS ENDED DECEMBER 31, 1995, 1994, AND
1993 (Dollars in Thousands)
Net Additional
Unrealized Retained
Preferred Stock
Common Stock
Paid-In
Gains
Earnings
Shares
Amount
Shares
Amount
Capital
(Losses)
(Deficit)
Total

BALANCE, JANUARY 1, 1993
2,000,800
$121,800
7,028,217
$7,028
$647,199
$0
$(7,063)
$768,964

Issuance of common stock
3,783
4
496
500

Capital contributions
9,098
9,098

Dividends
(21,852)
(21,852)

Net income
64,636
64,636

BALANCE, DECEMBER 31, 1993
2,000,800
121,800
7,032,000
7,032
656,793
    0
  35,721
 821,346

Adjustment to beginning
balance for change in
accounting method for investment
securities
6,515
6,515

Change in net unrealized
gains (losses)
(84,942)
(84,942)

Capital contributions
472
472

Dividends
(40,438)
(40,438)

Net income
74,278
74,278

BALANCE, DECEMBER 31, 1994
2,000,800
121,800
7,032,000
7,032
657,265
(78,427)
69,561
777,231

Change in net unrealized
gains (losses)
137,190
137,190

Dividends
(48,980)
(48,980)

Net income
127,680
127,680

BALANCE, DECEMBER 31,
1995
2,000,800
$121,800
7,032,000
$7,032
$657,265
$58,763
$148,261
$993,121

See notes to consolidated financial
statements.

GREAT-WEST LIFE & ANNUITY INSURANCE
COMPANY
CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 1995, 1994,
AND 1993
(Dollars in Thousands)
1995
1994
1993
OPERATING ACTIVITIES:
    Net income
$127,680
$74,278
$64,636
    Adjustments to reconcile net
income to net cash provided by
operating activities:
      Gain (loss) allocated to
par policyholders
2,027
(725)
(1,498)
       Amortization of
investments
    26,725
    36,978
    36,782
       Realized losses (gains) on
disposal of investments
and write-downs of
mortgage loans and real estate
      (7,465)
   71,939
(25,342)
    Amortization
    49,464
    29,197
    34,115
       Deferred income taxes
(39,763)

(38,631)
(56,959)
    Changes in assets and
liabilities:
     Policy benefit
liabilities
   346,975
    93,998
  438,809
        Reinsurance receivable
(38,776)
(25,868)
352,106
   Accrued interest and
other receivables
(17,617)
(26,032)
(19,817)
Other, net
8,834
96,950
119,284
Net cash provided by operating activities
   458,084
   312,084
  942,116

INVESTING ACTIVITIES:
    Proceeds from sales,
maturities, and redemptions of
investments:
       Fixed maturities
4,744,309
             Held-to-maturity
                Sales
18,821
16,014
Maturities and redemptions
655,993
1,034,324
Available-for-sale
      Sales
4,211,649
1,753,445
      Maturities and redemptions
253,747
141,299
      Mortgage loans
260,960
291,102
339,406
      Real estate
4,401
29,868
22,974
      Common stock
178
    Purchases of investments:
        Fixed maturities
(5,494,534)
        Held-to-maturity
(490,228)
(673,567)
        Available-for-sale
(4,932,566)
(2,606,028)
        Mortgage loans
(683)
(9)
(52,917)
        Real estate
(5,302)
(9,253)
(14,303)
        Common stock
(4,218)
(2,063)
        Net cash used in
investing activities
(27,426)
(24,690)
(455,065)
(Continued)

GREAT-WEST LIFE & ANNUITY INSURANCE
COMPANY
CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 1995, 1994,
AND 1993
(Dollars in Thousands)
1995
1994
1993
FINANCING ACTIVITIES:
   Contract withdrawals, net of
deposits
$(217,190)
$(238,166)
$(590,118)
   Due to Parent Corporation
(9,143)
(13,078)
(149,510)
   Dividends paid
(48,980)
(40,438)
(21,852)
   Net commercial paper (repayments)
borrowings
(4,832)
89,686
   Net repurchase agreements
(repayments) borrowings
(191,195)
(39,244)
311,937
   Net cash used in
financing activities
(471,340)
(241,240)
(449,543)
NET INCREASE IN CASH
(40,682)
46,154
37,508
CASH, BEGINNING OF YEAR
131,621
85,467
47,959
CASH, END OF YEAR
$90,939
$131,621
$85,467
SUPPLEMENTAL DISCLOSURES OF CASH FLOW
INFORMATION
     Cash paid during the year for:
       Income taxes
$83,841
$68,892
$87,778
    Interest
17,016
12,229
7,438
See notes to consolidated financial
statements.
(Concluded)
GREAT-WEST LIFE & ANNUITY INSURANCE COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 1995, 1994, AND 1993
1. ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES Organization - Great-West Life & Annuity Insurance Company
(the Company) is a wholly-owned subsidiary of The Great-West Life Assurance Company (the Parent Corporation). The Company is an insurance company domiciled in the State of Colorado. The Company offers a wide range of life insurance, health insurance, and retirement and investment products to individuals, businesses, and other private and public organizations throughout the United States.

     Basis of Presentation -   The preparation of financial
statements in conformity with generally accepted accounting principles equires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The consolidated financial statements include the accounts of the Company and its subsidiaries. All material intercompany transactions and balances have been eliminated.
     Certain reclassifications have been made to the 1994 and 1993 financial statements to conform with the basis of presentation used in 1995.

     Investments - Investments are reported as follows:

     1. Management determines the classification of fixed maturities at the time of purchase. Fixed maturities are classified as held-to-maturity when the Company has the positive intent and ability to hold the securities to maturity. Held-to-maturity securities are stated at amortized cost unless fair value is less than cost and the decline is deemed to be other than temporary, in which case they are written down to fair value and a new cost basis is established. Fixed maturities not classified as held-to-maturity are classified as available-for-sale. Available-for-sale securities are carried at fair value, with the net unrealized gains and losses reported as a separate component of stockholder's equity. The net unrealized gains and losses in derivative financial instruments used to hedge available-for-sale securities is included in the separate component of stockholder's equity.

          The amortized cost of fixed maturities classified as held-to-maturity or available-for-sale is adjusted for amortization of premiums and accretion of discounts using the effective interest method over the life of the related bonds. Such amortization is included in interest income from investments. Realized gains and losses, and declines in value judged to be other-than-temporary are included in net realized gains
(losses) on investments.

     2. Mortgage loans on real estate are carried at their unpaid balances adjusted for any unamortized premiums or discounts and any valuation reserves. Interest income is accrued on the unpaid principal balance. Discounts and premiums are amortized to income using the effective interest method. Accrual of interest is discontinued on any impaired loans where collection of interest is doubtful.

          The Company maintains an allowance for credit losses at a level that, in management's opinion, is sufficient to absorb possible credit losses on its impaired loans and to provide adequate provision for any possible future losses in the portfolio.

Management's judgement is based on past loss experience, current and projected economic conditions, and extensive situational analysis of each individual loan.

          Effective January 1, 1995, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 114 "Accounting by Creditors for Impairment of a Loan" and SFAS No. 118 "Accounting by Creditors for Impairment of a Loan-Income Recognition and Disclosures". In accordance with these standards, a mortgage loan is considered to be impaired when it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement. The measurement of impaired loans is based on the fair value of the collateral. As the Company was already providing for impairment of loans through an allowance for credit losses, the implementation of these statements had no material effect on the Company's financial statements.

     3. Real estate is carried at the lower of cost or fair value. In March 1995, the FASB issued SFAS No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" to be effective for fiscal years beginning after December 15, 1995. The effect of adopting this statement is not expected to be material.

     4.   Policy loans are carried at their unpaid balances.

     5. Short-term investments include securities purchased with initial maturities of one year or less and are carried at amortized cost. The Company considers short-term investments to be available-for-sale and amortized cost approximates fair value.

     Gains and losses realized on disposal of investments are determined on a specific identification basis.

     Cash - Cash includes only amounts in demand deposit accounts.

     Deferred Policy Acquisition Costs - Policy acquisition costs, which consist of sales commissions and other costs that vary with and are primarily related to the production of new and renewal business, have been deferred to the extent recoverable. Deferred costs associated with the annuity products are being amortized over the life of the contracts in proportion to the emergence of gross profits. Retrospective adjustments of these amounts are made when the Company revises its estimates of current or future gross profits. Deferred costs associated with traditional life insurance are amortized over the premium paying period of the related policies in proportion to premium revenues recognized. Amortization of deferred policy acquisition costs totalled $48,054, $28,199, and $32,611 in 1995, 1994, and 1993, respectively.

     Separate Account - Separate account assets and related liabilities are carried at fair value. The Company's separate accounts invest in shares of Maxim Series Fund, Inc., a diversified, open-end management investment company which is an affiliate of the Company, shares of other external mutual funds, or government or corporate bonds.

     Life Insurance and Annuity Reserves - Life insurance and annuity policy reserves with life contingencies of $4,675,175, and $3,995,927 at December 31, 1995 and 1994, respectively, are computed on the basis of estimated mortality, investment yield, withdrawals, future maintenance and settlement expenses, and retrospective experience rating premium refunds. Annuity contract reserves without life contingencies of $6,170,760, and $6,338,529 at December 31, 1995 and 1994, respectively, are established at the contractholder's account value.

     Reinsurance - Policy reserves ceded to other insurance companies are carried as reinsurance receivable on the balance sheet (See Note 3).

     The cost of reinsurance related to long-duration contracts is accounted for over the life of the underlying reinsured policies using assumptions consistent with those used to account for the underlying policies.

     Policy and Contract Claims - Policy and contract claims include provisions for reported claims in process of settlement, valued in accordance with the terms of the related policies and contracts, as well as provisions for claims incurred and unreported based primarily on prior experience of the Company.

     Participating Fund Account - Participating life and annuity policy reserves are $3,339,316 and $2,917,273 at December 31, 1995 and 1994, respectively. Participating business approximates 46% of the Company's ordinary life insurance in force and 84% of ordinary life insurance premium income at December 31, 1995.

     The liability for undistributed earnings on participating business was increased by $15,690 in 1995, which represented $2,027 of earnings on participating business and adjustments of $13,663 to reflect the net unrealized gains on securities classified as available-for-sale, net of certain adjustments to policy reserves and income taxes.

     The amount of dividends to be paid from undistributed earnings on participating business is determined annually by the Board of Directors. Amounts allocable to participating policyholders are consistent with established Company practice.

     The Company has established a Participating Policyholder Experience Account (PPEA) for the benefit of all participating policyholders which is included in the accompanying consolidated balance sheet. Earnings associated with the operation of the PPEA are credited to the benefit of all participating policyholders. In the event that the assets of the PPEA are insufficient to provide contractually guaranteed benefits, the Company must provide such benefits from its general assets.

     The Company has also established a Participation Fund Account
(PFA) for the benefit of the participating policyholders previously transferred to the Company from the Parent under an assumption reinsurance transaction. The PFA is part of the PPEA. The assets and liabilities associated with these policies are segregated in the accounting records of the Company to assure the continuation of current policyholder dividend expectations. Earnings derived from the operation of the PFA accrue solely for the benefit of the acquired participating policyholders.

     Recognition of Premium Income and Benefits and Expenses - Life insurance premiums are recognized as earned. Annuity premiums with life contingencies are recognized as received. Accident and health premiums are earned on a monthly pro rata basis. Revenues for annuity and other contracts without significant life contingencies consist of contract charges for the cost of insurance, contract administration, and surrender fees that have been assessed against the contract account balance during the period. Benefits and expenses on policies with life contingencies are associated with premium income by means of the provision for future policy benefit reserves, resulting in recognition of profits over the life of the contracts. The average crediting rate on annuity products was approximately 7.2% in 1995.

     Income Taxes - Income taxes are recorded using the asset and liability approach which requires, among other provisions, the recognition of deferred tax assets and liabilities for expected future tax consequences of events that have been recognized in the Company's financial statements or tax returns. In estimating future tax consequences, all expected future events (other than the enactments or changes in the tax laws or rules) are considered. Deferred tax assets are recorded net of a valuation allowance to the extent that management estimates that recovery of the asset is not more likely than not.

     Repurchase Agreements - The Company enters into repurchase agreements with third-party broker-dealers in which the Company sells securities and agrees to repurchase substantially similar securities at a specified date and price. Such agreements are accounted for as collateralized borrowings. Interest expense on repurchase agreements is recorded at the coupon interest rate on the underlying securities. The repurchase fee received or paid is amortized over the term of the related agreement and recognized as an adjustment to investment income.

     Derivatives - The Company engages in hedging activities to manage interest rate and foreign exchange risk (See Note 6).

2.   RELATED-PARTY TRANSACTIONS

     Reinsurance Transactions -   The Company entered into a series
of reinsurance transactions with the Parent Corporation during 1993 and prior years intended to make the Company the underwriter and administrator of all life and health insurance, annuity products, and related services with respect to United States policyholders.

     A May 1, 1993, reinsurance transaction resulted in the Company recapturing certain group life and health business previously ceded to the Parent under a coinsurance agreement, as follows:

Assets
Liabilities and
Stockholder's Equity
Bonds
$217,254
Policy reserves
$253,479
Mortgage loans
27,182
Cash and short-term
investments
5,607
Investment income
due & accrued
3,436
$253,479
$253,479

     In addition, effective December 31, 1993, the Company recaptured certain participating life business also previously ceded to the Parent Corporation, as follows:

Assets
Liabilities and
Stockholder's Equity
Bonds
$171,005
Policy reserves
$180,000
Cash and short-term
investments
8,087
Investment income
due & accrued
908
$180,000
$180,000

     From 1989 to 1993, the Company has assumed most of the United States business of the Parent Corporation. During this period, the Parent Corporation had recorded estimated tax liabilities for certain United States federal income taxes in its financial statements. On December 31, 1993 and December 30, 1994, the Parent Corporation transferred assets with an estimated fair value of $82,800 and $9,391, respectively, to the Company in exchange for the Company agreeing to assume the estimated tax liabilities of the Parent Corporation, and the issuance of shares of the Company's common stock.

     Fees and Expenses - The Company and the Parent Corporation have a number of service agreements whereby the Parent Corporation administers, distributes, and underwrites business for the Company and administers the Company's investment portfolio. Certain operating expenses represent allocations made by the Parent Corporation to the Company for services provided pursuant to these service agreements. These transactions are summarized as follows:

Years Ended December 31,
1995
1994
1993
Investment management expense
(included in net
investment income)
$15,182
$13,841
$17,767
Administrative and underwriting
payments (included
in operating expenses)
301,529
269,020
199,947
     Other - At December 31, 1995 and 1994, due to Parent Corporation includes $27,814 and $35,388 due on demand and $122,160 and $123,729 of notes payable which bear interest and mature at various dates. These notes may be prepaid in whole or in part at any time without penalty; the issuer may not demand payment before the maturity date. The Company also has available an arrangement to obtain advances from the Parent Corporation to fund short-term liquidity needs. The due on demand to the Parent Corporation bears interest at the public bond rate (6.4% and 8.5% at December 31, 1995 and 1994, respectively) while the remainder bear interest at various rates.

3.   REINSURANCE

     In the normal course of business, the Company seeks to limit its exposure to loss on any single insured and to recover a portion of benefits paid by ceding risks to other insurance enterprises under excess coverage and co-insurance contracts. The Company retains a maximum of $1.5 million of coverage per individual life.

     Reinsurance contracts do not relieve the Company from its obligations to policyholders. Failure of reinsurers to honor their obligations could result in losses to the Company; consequently, allowances are established for amounts deemed uncollectible. The Company evaluates the financial condition of its reinsurers and monitors concentrations of credit risk arising from similar geographic regions, activities, or economic characteristics of the reinsurers to minimize its exposure to significant losses from reinsurer insolvencies. At December 31, 1995 and 1994, reinsurance receivables with a carrying value of $333,924, and $295,148, respectively, were due primarily from the Parent Corporation.

     Total reinsurance premiums assumed from the Parent Corporation were $1,606 and $2,438, and $0, in 1995, 1994, and 1993, respectively.

     The Company considers all accident and health policies to be short-duration contracts. The following schedule details life insurance in force and life and accident/health premiums:

Assumed
Ceded
Primarily
Percentage
Primarily to
From
of
Amount
Gross
the Parent
Other
Net
Assumed
to
Amount
Corporation
Companies
Amount
Net
December 31, 1995:
Life insurance in force:
Individual
$22,388,520
$7,200,882
$3,476,784
$18,664,422
18.6%
Group
48,415,592
1,954,313
50,369,905
3.9%
Total
$70,804,112
$7,200,882
$5,431,097
$69,034,327
   Premiums:
Life insurance
$339,342
$51,688
$21,028
$308,682
6.8%
Accident/health
623,626
9,192
64,495
678,929
9.5%
Total
$962,968
$60,880
$85,523
$987,611

December 31, 1994:
Life insurance in force:
Individual
$21,461,590
$7,411,811
$3,415,596
$17,465,375
19.6%
Group
48,948,669
2,102,228
51,050,897
4.1%
Total
$70,410,259
$7,411,811
$5,517,824
$68,516,272
   Premiums:
Life insurance
$322,263
$42,946
$22,009
$301,326
7.3%
Accident/health
579,650
5,169
63,140
637,621
9.9%
Total
$901,913
$48,115
$85,149
$938,947

December 31, 1993:
Life insurance in force:
Individual
$17,131,994
$7,797,389
$3,142,723
$12,477,328
25.2%
Group
37,789,859
2,108,314
39,898,173
5.3%
Total
$54,921,853
$7,797,389
$5,251,037
$52,375,501
   Premiums:
Life insurance
$283,707
$112,798
$18,753
$189,662
9.9%
Accident/health
524,747
142,171
60,723
443,299
13.7%
Total
$808,454
$254,969
79,476
$632,961

4.  NET INVESTMENT INCOME
Net investment income is summarized as follows:

Years Ended December 31,
1995
1994
1993
Investment income:
  Bonds and short-term
investments
$592,062
$555,103
$545,926
   Mortgage loans on real
estate
171,008
182,544
220,477
 Real estate
3,936
5,700
9,265
   Policy loans
163,547
116,060
91,529
930,553
859,407
867,197
 Investment expenses,
including interest on
amounts charged by the
Parent Corporation
of $10,778, $11,145, and
$7,250
95,507
91,761
75,773
  Net investment income
$835,046
$767,646
$791,424

5.  NET REALIZED GAINS (LOSSES) ON
INVESTMENTS
     Net realized gains (losses) on
investments are as follows:
Years Ended December 31,

1995
1994
1993
     Net realized gains
(losses):
       Bonds
$28,166
$(39,775)
$68,884
  Mortage loans on real
estate
1,309
2,120
(98)
  Real estate
(10)
(102)
(102)
  Bond provisions
(5,000)
(3,200)
(4,456)
  Mortgage loan provisions
(15,877)
(27,918)
(38,089)
  Real estate provisions
(1,123)
(3,064)
(797)
  Net realized gains
(losses) on investments
$7,465
$(71,939)
$25,342
6. SUMMARY OF INVESTMENTS
Fixed maturities owned at December 31,
1995 are summarized as follows:
Gross
Gross
Estimated
Amortized
Unrealized
Unrealized
Fair
Carrying Cost
Gains
Losses
Value
Value
  Held-to-Maturity:
   U.S.  Treasury
Securities and
obligations of U.S.
Government Agencies:
Collateralized
mortgage obligations
$
$
$
$
$
Direct mortgage pass-through
certificates
Other
11,107
1,093
12,200
11,107
   Collateralized
mortgage obligations
   Public utilities
269,671
22,084
95
291,660
269,671
   Corporate bonds
1,732,046
83,583
5,867
1,809,762
1,732,046
   Foreign governments
18,596
1,087
12
19,671
18,596
   State and
municipalities
22,784
1,966
24,750
22,784
$2,054,204
$109,813
$5,974
$2,158,043
$2,054,204
  Available-for-Sale:
   U.S.  Treasury
Securities and
obligations
of U.S.
Government Agencies:
Collateralized
mortgage obligations
$561,475
$9,983
$1,948
$569,510
$569,510
   Direct mortgage pass-through
certificates
794,056
11,980
2,233
803,803
803,803
  Other
561,736
7,703
39
569,400
569,400
   Collateralized
mortgage obligations
490,074
18,044
3,304
504,814
504,814
   Public utilities
581,482
16,607
2,425
595,664
595,664
   Corporate bonds
2,943,918
121,537
26
3,065,429
3,065,429
   Foreign governments
141,362
5,021
5,644
140,739
140,739
   State and
municipalities
13,866
22
60
13,828
13,828
$6,087,969
$190,897
$15,679
$6,263,187
$6,263,187
6.SUMMARY OF INVESTMENTS (Continued)
Fixed maturities owned at December 31, 1994 are summarized as follows:
Gross
Gross
Estimated
Amortized
Unrealized
Unrealized
Fair Carrying Cost

Gains
Losses
Value
Value
  Held-to-Maturity:
   U.S.  Treasury
Securities and
obligations
of U.S.
Government Agencies:

Collateralized
mortgage obligations
$521,408
$389
$33,018
$488,779
$521,408

Direct
mortgage pass-through
certificates
69,559
617
1,001
69,175
69,559
  Other
85,406
246
923
84,729
85,406
   Collateralized
mortgage obligations
309,869
1,205
14,208
296,866
309,869
   Public utilities
457,758
2,898
14,340
446,316
457,758
   Corporate bonds
2,757,612
14,701
111,410
2,660,903
2,757,612
   Foreign governments
90,690
47
3,950
86,787
90,690
   State and
municipalities
1,683
10
1,693
1,683
$4,293,985
$20,113
$178,850
$4,135,248
$4,293,985
  Available-for-Sale:
   U.S.  Treasury
Securities and
obligations
of U.S.
Government Agencies:
Collateralized
mortgage obligations
$80,531
$
$3,798
$76,733
$76,733
 Direct
mortgage pass-through
certificates
759,815
871
49,462
711,224
711,224
  Other
198,651
9
2,654
196,006
196,006
   Collateralized
mortgage obligations
203,036
6,379
196,657
196,657
   Public utilities
325,383
193
26,379
299,197
299,197
   Corporate bonds
1,119,726
3,253
65,398
1,057,581
1,057,581
   Foreign governments
298,597
17
21,826
276,788
276,788
   State and
municipalities
11,348

831
10,517
10,517
$2,997,087
$4,343
$176,727
$2,824,703
$2,824,703

     Most of the collateralized mortgage obligations consist of planned amortization classes with final stated maturities of three to thirty years and average lives of less than one to twelve years. Prepayments on all mortgage-backed securities are monitored monthly and amortization of the premium and/or the accretion of the discount associated with the purchase of such securities is adjusted by such prepayments.

     The cumulative effect as of January 1, 1994 of adopting SFAS No. 115 "Accounting for Certain Investments in Debt and Equity Securities," increased the opening balance of stockholders' equity by $6,515 to reflect the net unrealized gains on securities classified as available-for-sale (previously carried at the lower of aggregate amortized cost or fair value) and the corresponding adjustments to deferred policy acquisition costs, policy reserves, and amounts allocable to the liability for undistributed earnings on participating business, all net of income taxes.

     In November 1995, the Financial Accounting Standards Board issued a special report entitled A Guide to Implementation of SFAS 115 on Accounting for Certain Investments in Debt and Equity Securities. In accordance with the adoption of this guidance, the Company reassessed the classification of its investment portfolio in December 1995 and reclassed securities totalling $2,119,814 from held-to-maturity to available-for-sale. In connection with this reclassification, an unrealized gain, net of related adjustments (see above), of $23,449 was recognized in stockholder's equity at the date of transfer.

     The estimated fair value of fixed maturities that are publicly traded are obtained from an independent pricing service. To determine fair value for fixed maturities not actively traded, the Company utilized discounted cash flows at determined current market spread rates on investments of similar quality and term.

     The amortized cost and estimated fair value of fixed maturity investments at December 31, 1995, by projected maturity, are shown below. Actual maturities will likely differ from these projections because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

Held-to-
Maturity

Available-
for-Sale

Amortized

Estimated

Amortized

Estimated

Cost

Fair Value Cost

Fair Value Due in one year or
less

$287,565
$293,666
$326,032
$337,792

Due after one year
through five years
838,993
877,949
1,452,442
1,495,755

Due after five years
through ten years
537,365
575,896
1,023,894
1,064,871

Due after ten years
159,064
173,487
522,002
542,559

Mortgage-backed
securities
1,845,605
1,878,127

Asset-backed
securities
231,217
237,045
917,994
944,083
$2,054,204
$2,158,043
$6,087,969
$6,263,187

     During the years ended December 31, 1995 and 1994, available-for-sale securities with a fair value at the date of sale of $4,211,649 and $1,753,445 were sold. The realized gains and losses on such sales totaled $39,755 and $15,516 for 1995 and $7,030 and $50,612 for 1994. During 1995 and 1994,
held-to-maturity securities with an amortized cost of $18,087 and $15,300 were sold due to credit deterioration with insignificant realized gains and losses. Gains on securities which were called for redemption by the respective issuers prior to maturity were $2,990 and $3,093 in 1995 and 1994, respectively.

     At December 31, 1995 and 1994, pursuant to fully collateralized securities lending arrangements, the Company had loaned $343,351 and $0 of fixed maturities, respectively.

     The Company makes limited use of derivative financial instruments to manage interest rate and foreign exchange risk.
Such hedging activity consists of interest rate swap agreements, interest rate floors and caps, and foreign currency exchange contracts. Interest rate floors and caps are interest rate protection instruments that require the payment by a counter-party to the Company of an interest differential. This differential represents the difference between current interest rates and an agreed-upon rate, the strike rate, applied to a notional principal amount. Interest rate swap agreements are used to convert the interest rate on certain fixed maturities from a floating rate to a fixed rate. Interest rate swap transactions generally involve the exchange of fixed and floating rate interest payment obligations without the exchange of the underlying principal amounts. Foreign currency exchange contracts are used to hedge the foreign exchange rate risk associated with bonds denominated in other than U.S. dollars. The differential paid or received on interest rate and amounts received under interest rate floor and cap agreements are recognized as an adjustment to net investment income on the accrual method. Gains and losses on foreign exchange contracts are deferred and recognized in net investment income when the hedged transactions are realized.

     Although derivative financial instruments taken alone may expose the Company to varying degrees of market and credit risk when used solely for hedging purposes, these instruments typically reduce overall market and interest rate risk. The Company controls the credit risk of its financial contracts through credit approvals, limits, and monitoring procedures. As the Company generally enters nto transactions only with high quality institutions, no losses associated with non-performance on derivative financial instruments have occurred or are expected to occur.

     The following table summarizes the financial hedge instruments:

Notional
Strike/Swap
December 31, 1995
Amount
Rate
Maturity
Interest Rate Floor
$100,000
4.5%
[LIBOR]
1999
Interest Rate Cap
100,000
11.0% [CMT]
2000
Interest Rate Swaps
165,000
6.203% to
9.35%
01/98 to
2/2002
Foreign Currency
Exchange Contracts
66,650
N/A
10/96 to
09/98
Notional
Strike
December 31, 1994
Amount
Rate
Maturity
Interest Rate Floor
$100,000
4.5%
[LIBOR]
1999
Interest Rate Swaps
150,000
6.275% to
10.644%
01/95 -
01/2000
Foreign Currency
Exchange Contracts
70,991
N/A
10/96 -
09/98
     LIBOR     - London Interbank Offered Rate
     CMT  - Constant Maturity Treasury Rate

     The Company has established specific investment guidelines designed to emphasize a diversified and geographically dispersed portfolio of mortgages collateralized by commercial and industrial properties located in the United States. The Company's policy is to obtain collateral sufficient to provide loan-to-value ratios of not greater than 75% at the inception of the mortgages. At December 31, 1995 approximately 28% and 11% of the Company's mortgage loans were collateralized by real estate located in California and Illinois, respectively.

     At December 31, 1995, the recorded investment in loans that were considered to be impaired under SFAS No. 114 was $23,678 including $3,254 of loans with a related allowance for credit losses of $654. Additionally, loans totaling $6,481 were on a non-accrual basis. The average recorded investment in impaired loans during the year ended December 31, 1995 was approximately $29,150. For the year ended December 31, 1995, the Company recognized interest income on those impaired loans of $675. Interest income received and recorded using the cash basis method of recognition during 1995 totalled $857.

     As part of an active loan management policy and in the interest of maximizing the future return of each individual loan, the Company may from time to time alter the original terms of certain loans. These restructured loans, all performing in accordance with their modified terms, aggregated $89,160 and $102,538 at December 31, 1995 and 1994, respectively.

     The following table presents changes in the allowance for credit losses since January 1, 1995 (date of the adoption of SFAS
No. 114):

Balance at January 1, 1995
$57,987
Provision for loan losses
15,877
Direct chargeoffs
(10,480)
Recoveries
610

Balance at December 31, 1995
$63,994

7.   COMMERCIAL PAPER

     The Company has a commercial paper program which is partially supported by a $50,000 standby letter-of-credit. At December 31, 1995, commercial paper outstanding has maturities ranging from 25 to 160 days and interest rates ranging from 5.7% to 5.9%. At December 31, 1994, maturities ranged from 40 to 120 days and interest rates ranged from 5.4% to 6.4%

8.   ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS

     The following table provides estimated fair value for all assets and liabilities and hedge contracts considered to be financial instruments:

December 31,
1995
1994
Estimated
Carrying
Estimated
Carrying
Fair
Amount
Fair
Value
Amount
Value
ASSETS:
 Fixed maturities
and short-term
investments
$8,452,226
$8,556,065
$7,825,608
$7,666,871
  Mortgage loans
on real estate
1,713,195
1,749,514
2,011,059
2,037,694
  Policy loans
2,237,745
2,237,745
1,905,013
1,905,013
  Common stock
9,440
9,440
5,222
5,222
LIABILITIES:
 Annuity contract
reserves
without life
contingencies
6,170,760
6,268,749
6,338,529
6,286,966
  Policyholders'
funds
154,872
154,872
144,262
144,262
  Due to Parent
Corporation
149,974
152,347
159,117
159,334
Repurchase agreements
372,965
372,965
564,160
564,160
Commercial paper
84,854
84,854
89,686
89,686
HEDGE CONTRACTS:
  Interest rate
floor
84
1,320
88
76
  Interest rate cap
90
90
  Interest rate swaps
10,052
10,052
(771)
(771)
  Foreign currency
exchange contracts
(4,604)
(4,604)
(4,345)
(4,345)

     The estimated fair value of financial instruments has been determined using available market information and appropriate valuation methodologies. However, considerable judgement is necessarily required to interpret market data to develop the estimates of fair value. Accordingly, the estimates presented are not necessarily indicative of the amounts the Company could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

     Mortgage loans fair value estimates generally are based on a discounted cash flow basis. A discount rate "matrix" is incorporated whereby the discount rate used in valuing a specific mortgage generally corresponds to that mortgage's remaining term. The rates selected for inclusion in the discount rate "matrix" reflect rates that the Company would quote if placing loans representative in size and quality to those currently in the portfolio.

     Policy loans accrue interest generally at variable rates with no fixed maturity dates and, therefore, estimated fair value approximates carrying value.

     The fair value of annuity contract reserves without life contingencies is estimated by discounting the cash flows to maturity of the contracts, utilizing current credited rates for similar products.

     The estimated fair value of policyholder's funds is the same as the carrying amount as the Company can change the crediting rates with 30 days notice.

     The estimated fair value of due to Parent Corporation is based on discounted cash flows at current market spread rates on high quality investments.

     The carrying value of repurchase agreements and commercial paper is a reasonable estimate of fair value due to the short-term nature of the liabilities.

     The estimated fair value of financial hedge instruments, all of which are held for other than trading purposes, is the estimated amount the Company would receive or pay to terminate the agreement at each year-end, taking into consideration current interest rates and other relevant factors. Included in the net gain (loss) position for interest rates swaps are $0 and $2,985 of unrealized losses in 1995 and 1994, respectively. Included in the net loss position for foreign currencies exchange contracts are $5,497 and $4,504 loss exposures in 1995 and 1994, respectvely.

     See note 6 for additional information on policies regarding estimated fair value of fixed maturities.

9.   FEDERAL INCOME TAXES

     The following is a reconciliation between the federal income tax rate and the Company's effective rate:

1995
1994
1993
Federal tax rate
35.0%
35.0%
35.0%
Change in tax rate resulting
from:
   Investment income not
subject to federal tax
(0.5)
(1.0)
(1.2)
   Effect of tax rate change
on net deferred tax assets
(1.8)
   Change in valuation
allowance
(7.8)
(6.9)
1.0
   State and environmental
taxes
0.7
0.9
   Other, net
0.3
(0.3)
(0.5)
Total
27.7%
27.7%
32.5%

     Temporary differences which give rise to the deferred tax assets and liabilities as of December 31, 1995 and 1994 are as follows:

1995
1994
Deferred Tax
Asset
Deferred Tax
Liability
Deferred Tax
Asset
Deferred Tax
Liability
Policyholder
reserves
$162,073
$
$119,764
$
Deferred policy
acquisition costs
55,542

62,040
Deferred acquisition
cost proxy tax
58,481

45,422
Investment assets
16,372
97,249
Net operating loss
carryforwards
17,588
22,666
Tax credits and
other
4,786
2,564
     Subtotal
242,928
71,914
287,665
62,040
  Valuation allowance
(2,073)
(15,218)
 Total Deferred Taxes
$240,855
$71,914
$272,447
$62,040

     Amounts related to investment assets above include $33,735 and $(47,493) related to the unrealized gains (losses) on the Company's fixed maturities available-for-sale at December 31, 1995 and 1994, respectively.

     The Company files a separate tax return and, therefore, losses incurred by subsidiaries cannot be offset against operating income of the Company. At December 31, 1995, the Company's subsidiaries have approximately $50,251 of net operating loss carryforwards, expiring through the year 2010. The tax benefit of subsidiaries' net operating loss carryforwards, net of a valuation allowance of $419 are included in the deferred tax assets.

     The Company's valuation allowance was decreased in 1995 and 1994 by $13,145 and $6,278, respectively, primarily as a result of taxable income in subsidiaries which was greater than expected and the resulting re-evaluation by management of future estimated taxable income in the subsidiaries.

     Under pre-1984 life insurance company income tax laws, a portion of life insurance company gain from operations was not subject to current income taxation but was accumulated, for tax purposes, in a memorandum account designated as "policyholders' surplus account." The aggregate accumulation in the account is $7,742 and the Company does not anticipate any transactions which would cause any part of the amount to become taxable. Accordingly, no provision has been made for possible future federal income taxes on this accumulation.

     The Internal Revenue Service is currently auditing tax years 1988 to 1991, inclusive. In the opinion of Company management, amounts paid or accrued are adequate, however, it is possible that the Company's estimate may change as a result of the completion of the IRS audits.

10.  STOCKHOLDER'S EQUITY, DIVIDEND RESTRICTIONS, AND OTHER MATTERS

     All of the Company's outstanding series of preferred stock are owned by the Parent Corporation. The dividend rate on the Series
A Stated Rate Auction Preferred Stock (STRAPS) is 7.3% through December 30, 2002. The Series A STRAPS are redeemable at the option of the Company on or after December 29, 2002 at a price of $100,000 per share, plus accumulated and unpaid dividends.

     Through December 30, 1995, the Series B STRAPS had a 7% dividend rate. Thereafter, the Company will, at its option, select future dividend periods. Future dividend rates will be fixed by a market auction process with dividend rates dependent upon the Company. If auctions are undersubscribed or otherwise unsuccessful, the dividend rate is fixed by formula. The Company has the flexibility of specifying, before each auction, the rights of redemption which it has during the succeeding dividend period. These redemption rights are factored into the auctions which set dividend rates.

     The Series B STRAPS are redeemable at the option of the Company at a price of $100,000 per share, plus accumulated and unpaid dividends.

     The Company's Series E 7.5% non-cumulative preferred shares are redeemable by the Company after April 1, 1999. The shares are not redeemable at the option of the holder at any time. The shares are convertible into common shares at the option of the holder on or after September 30, 1999, at a conversion price negotiated between the holder and the Company or at a formula determined conversion price in accordance with the share conditions.

     On December 31, 1993, the Company issued 3,783 shares of common stock to the Parent Corporation in connection with an assumption of estimated tax liabilities. The Company also received $472 and $9,098 of contributed capital in the form of deferred tax assets from the Parent Corporation during 1994 and 1993, respectively, in connection with the 1993 reinsurance transactions (see Note 2).

     The Company's net income and capital and surplus, as determined in accordance with statutory accounting principles and practices for December 31 are as follows:

1995
1994
1993
(Unaudited)
Net Income
$114,931
$70,091
$55,995
Capital and Surplus
653,479
621,589
628,944

     The maximum amount of dividends which can be paid to stockholders by insurance companies domiciled in the State of Colorado is subject to restrictions relating to statutory surplus and statutory net gain from operations. Statutory surplus and net gains from operations at December 31, 1995 were $524,647 and $119,299 (unaudited), respectively. The Company should be able to pay up to $119,299 (unaudited) of dividends without regulatory approval in 1996.

     Dividends of $9,217, $7,475, and $9,335, were paid on preferred stock in 1995, 1994, and 1993, respectively. In addition, dividends of $39,763, $32,963, and $12,517 were paid on common stock in 1995, 1994 and 1993, respectively. Dividends are paid as determined by the Board of Directors.

     The Company is involved in various legal proceedings which arise in the ordinary course of its business. In the opinion of management, after consultation with counsel, the resolution of these proceedings should not have a material adverse effect on its financial position or results of operations.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.       OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The estimated expenses of the issuance and distribution of the Contracts, other than commissions on sales of the Contracts are as follows:

     Securities and Exchange Commission fee            $ 21,551.72
     Accounting fees and expenses                      $  5,000.00
     Legal fees and expenses                           $ 20,000.00

Item 14.       INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Provisions exist under the Colorado Business Corporation Act and the Bylaws of GWL&A whereby GWL&A may indemnify a director, officer, or controlling person of GWL&A against liabilities arising under the Securities Act of 1933. The following excerpts contain the substance of these provisions:

Colorado Business Corporation Act

Article 109 - INDEMNIFICATION

Section 7-109-101.  Definitions.

     As used in this Article:

     (1) "Corporation" includes any domestic or foreign entity that is a predecessor of the corporation by reason of a merger, consolidation, or other transaction in which the predecessor's existence ceased upon consummation of the transaction.

     (2) "Director" means an individual who is or was a director of a corporation or an individual who, while a director of a corporation, is or was serving at the corporation's request as a director, officer, partner, trustee, employee, fiduciary or agent of another domestic or foreign corporation or other person or employee benefit plan. A director is considered to be serving an employee benefit plan at the corporation's request if his or her duties to the corporation also impose duties on or otherwise involve services by, the director to the plan or to participants in or beneficiaries of the plan.

     (3)  "Expenses" includes counsel fees.

     (4) "Liability" means the obligation incurred with respect to a proceeding to pay a judgment, settlement, penalty, fine, including an excise tax assessed with respect to an employee benefit plan, or reasonable expenses.

     (5) "Official capacity" means, when used with respect to a director, the office of director in the corporation and, when used with respect to a person other than a director as contemplated in
Section 7-109-107, means the office in the corporation held by the officer or the employment, fiduciary, or agency relationship undertaken by the employee, fiduciary, or agent on behalf of the corporation. "Official capacity" does not include service for any other domestic or foreign corporation or other person or employee benefit plan.

     (6) "Party" includes a person who was, is, or is threatened to be made a named defendant or respondent in a proceeding.

     (7) "Proceeding" means any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative and whether formal or informal.

Section 7-109-102.  Authority to indemnify directors.

     (1) Except as provided in subsection (4) of this section, a corporation may indemnify a person made a party to the proceeding because the person is or was a director against liability incurred in any proceeding if:

          (a) The person conducted himself or herself in good faith;

          (b)  The person reasonably believed:

     (I) In the case of conduct in an official capacity with the corporation, that his or her conduct was in the corporation's best interests; or

      (II) In all other cases, that his or her conduct was at least not opposed to the corporation's best interests; and

     (c) In the case of any criminal proceeding, the person had no reasonable cause to believe his or her conduct was unlawful.

     (2) A director's conduct with respect to an employee benefit plan for a purpose the director reasonably believed to be in the interests of the participants in or beneficiaries of the plan is conduct that satisfies the requirements of subparagraph (II) of paragraph (b) of subsection (1) of this section. A director's conduct with respect to an employee benefit plan for a purpose that the director did not reasonably believe to be in the interests of the participants in or beneficiaries of the plan shall be deemed not to satisfy the requirements of subparagraph (a) of subsection
(1) of this section.

     (3) The termination of any proceeding by judgment, order, settlement, or conviction, or upon a plea of nolo contendere or its equivalent, is not, of itself, determinative that the director did not meet the standard of conduct described in this section.

     (4) A corporation may not indemnify a director under this section:

     (a) In connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation; or

     (b) In connection with any proceeding charging that the director derived an improper personal benefit, whether or not involving action in his official capacity, in which proceeding the director was adjudged liable on the basis that he or she derived an improper personal benefit.

     (5) Indemnification permitted under this section in connection with a proceeding by or in the right of a corporation is limited to reasonable expenses incurred in connection with the proceeding.

Section 7-109-103.  Mandatory Indemnification of Directors.

     Unless limited by the articles of incorporation, a corporation shall be required to indemnify a person who is or was a director of the corporation and who was wholly successful, on the merits or otherwise, in defense of any proceeding to which he was a party, against reasonable expenses incurred by him in connection with the proceeding.


Section 7-109-104.  Advance of Expenses to Directors.

     (1) A corporation may pay for or reimburse the reasonable expenses incurred by a director who is a party to a proceeding in advance of the final disposition of the proceeding if:

     (a) The director furnishes the corporation a written affirmation of his good-faith belief that he has met the standard of conduct described in Section 7-109-102;

     (b) The director furnishes the corporation a written undertaking, executed personally or on the director's behalf, to repay the advance if it is ultimately determined that he or she did not meet such standard of conduct; and

     (c) A determination is made that the facts then known to those making the determination would not preclude indemnification under this article.

     (2)  The undertaking required by paragraph (b) of subsection
(1) of this section shall be an unlimited general obligation of the director, but need not be secured and may be accepted without reference to financial ability to make repayment.

     (3) Determinations and authorizations of payments under this section shall be made in the manner specified in Section 7-109-106.

Section 7-109-105.  Court-Ordered Indemnification of Directors.

     (1) Unless otherwise provided in the articles of incorporation, a director who is or was a party to a proceeding may apply for indemnification to the court conducting the proceeding or to another court of competent jurisdiction. On receipt of an application, the court, after giving any notice the court considers necessary, may order indemnification in the following manner:

(a) If it determines the director is entitled to mandatory indemnification under section 7-109-103, the court shall order indemnification, in which case the court shall also order the corporation to pay the director's reasonable expenses incurred to obtain court-ordered indemnification.

(b) If it determines that the director is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not the director met the standard of conduct set forth in section 7-109-102 (1) or was adjudged liable in the circumstances described in Section 7-109-102 (4), the court may order such indemnification as the court deems proper; except that the indemnification with respect to any proceeding in which liability shall have been adjudged in the circumstances described
Section 7-109-102 (4) is limited to reasonable expenses incurred in connection with the proceeding and reasonable expenses incurred to obtain court-ordered indemnification.

Section 7-109-106.  Determination and Authorization of
Indemnification of Directors.

(1) A corporation may not indemnify a director under Section 7-109-102 unless authorized in the specific case after a determination has been made that indemnification of the director is permissible in the circumstances because he has met the standard of conduct set forth in Section 7-109-102. A corporation shall not advance expenses to a director under Section 7-109-104 unless authorized in the specific case after the written affirmation and undertaking required by Section 7-109-104(1)(a) and (1)(b) are received and the determination required by Section 7-109-104(1)(c) has been made.


     (2)  The determinations required to be made under subsection
(1) of this section shall be made:

(a) By the board of directors by a majority vote of those present at a meeting at which a quorum is present, and only those directors not parties to the proceeding shall be counted in satisfying the quorum.

(b) If a quorum cannot be obtained, by a majority vote of a committee of the board of directors designated by the board of directors, which committee shall consist of two or more directors not parties to the proceeding; except that directors who are parties to the proceeding may participate in the designation of directors for the committee.

(3)  If a quorum cannot be obtained as contemplated in paragraph
(a) of subsection (2) of this section, and the committee cannot be established under paragraph (b) of subsection (2) of this section, or even if a quorum is obtained or a committee designated, if a majority of the directors constituting such quorum or such committee so directs, the determination required to be made by subsection (1) of this section shall be made:

(a) By independent legal counsel selected by a vote of the board of directors or the committee in the manner specified in paragraph
(a) or (b) of subsection (2) of this section or, if a quorum of the full board cannot be obtained and a committee cannot be established, by independent legal counsel selected by a majority vote of the full board of directors; or

          (b)  By the shareholders.

(4) Authorization of indemnification and evaluation as to reasonableness of expenses shall be made in the same manner as the determination that indemnification is permissible; except that, if the determination that indemnification is permissible is made by independent legal counsel, authorization of indemnification and advance of expenses shall be made by the body that selected such counsel.

Section 7-109-107.  Indemnification of Officers, Employees,
Fiduciaries, and Agents.

     (1) Unless otherwise provided in the articles of incorporation:

(a)  An officer is entitled to mandatory indemnification under section 7-109-103, and is entitled to apply for court-ordered indemnification under section 7-109-105, in each case to the same extent as a director;

(b) A corporation may indemnify and advance expenses to an officer, employee, fiduciary, or agent of the corporation to the same extent as a director; and

(c) A corporation may indemnify and advance expenses to an officer, employee, fiduciary, or agent who is not a director to a greater extent, if not inconsistent with public policy, and if provided for by its bylaws, general or specific action of its board of directors or shareholders, or contract.

Section 7-109-108.  Insurance.

     A corporation may purchase and maintain insurance on behalf of a person who is or was a director, officer, employee, fiduciary, or agent of the corporation and who, while a director, officer, employee, fiduciary, or agent of the corporation, is or was serving at the request of the corporation as a director, officer, partner, trustee, employee, fiduciary, or agent of any other domestic or foreign corporation or other person or of an employee benefit plan against any liability asserted against or incurred by the person in that capacity or arising out of his or her status as a director, officer, employee, fiduciary, or agent whether or not the corporation would have the power to indemnify the person against such liability under the Section 7-109-102, 7-109-103 or 7-109-107.

Any such insurance may be procured from any insurance company designated by the board of directors, whether such insurance company is formed under the laws of this state or any other jurisdiction of the United States or elsewhere, including any insurance company in which the corporation has an equity or any other interest through stock ownership or otherwise.

Section 7-109-109.  Limitation of Indemnification of Directors.

(1) A provision concerning a corporation's indemnification of, or advance of expenses to, directors that is contained in its articles of incorporation or bylaws, in a resolution of its shareholders or board of directors, or in a contract, except for an insurance policy or otherwise, is valid only to the extent the provision is not inconsistent with Sections 7-109-101 to 7-109-108. If the articles of incorporation limit indemnification or advance of expenses, indemnification or advance of expenses are valid only to the extent not inconsistent with the articles of incorporation.

(2) Sections 7-109-101 to 7-109-108 do not limit a corporation's power to pay or reimburse expenses incurred by a director in connection with an appearance as a witness in a proceeding at a time when he or she has not been made a named defendant or respondent in the proceeding.

Section 7-109-110.  Notice to Shareholders of Indemnification of
Director.

     If a corporation indemnifies or advances expenses to a director under this article in connection with a proceeding by or in the right of the corporation, the corporation shall give written notice of the indemnification or advance to the shareholders with or before the notice of the next shareholders' meeting. If the next shareholder action is taken without a meeting at the instigation of the board of directors, such notice shall be given to the shareholders at or before the time the first shareholder signs a writing consenting to such action.

     Bylaws of GWL&A

Article II, Section 11.  Indemnification of Directors.

     The Company may, by resolution of the Board of Directors, indemnify and save harmless out of the funds of the Company to the extent permitted by applicable law, any director, officer, or employee of the Company or any member or officer of any committee, and his heirs, executors and administrators, from and against all claims, liabilities, costs, charges and expenses whatsoever that any such director, officer, employee or any such member or officer sustains or incurs in or about any action, suit, or proceeding that is brought, commenced, or prosecuted against him for or in respect of any act, deed, matter or thing whatsoever made, done, or permitted by him in or about the execution of his duties of his office or employment with the Company, in or about the execution of his duties as a director or officer of another company which he so serves at the request and on behalf of the Company, or in or about the execution of his duties as a member or officer of any such Committee, and all other claims, liabilities, costs, charges and expenses that he sustains or incurs, in or about or in relation to any such duties or the affairs of the Company, the affairs of such Committee, except such claims, liabilities, costs, charges or expenses as are occasioned by his own wilful neglect or default. The Company may, by resolution of the Board of Directors, indemnify and save harmless out of the funds of the Company to the extent permitted by applicable law, any director, officer, or employee of any subsidiary corporation of the Company on the same basis, and within the same constraints as, described in the preceding sentence.

Item 15.  RECENT SALES OF UNREGISTERED SECURITIES

          Not applicable.


Item 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     1. Form of Principal Underwriter and Distribution Agreement to be filed by amendment.

     2.   Not applicable.

     3.   (a)  Articles of Incorporation of Great-West Life &
Annuity Insurance Company to be filed by amendment.

          (b)  Bylaws of Great-West Life & Annuity Insurance
Company to be filed by amendment.

     4.   (a)  Form of Fixed Group Annuity Contract is attached as
Exhibit 4a.

          (b) Form of Fixed Individual Annuity Contract is attached as Exhibit 4b.

(c)  Form of IRA Endorsement is attached as Exhibit 4c.

5. Opinion and consent of Ruth B. Lurie, Vice President, Counsel and Associate Secretary as to the legality of the securities being registered, is attached as Exhibit 5

     6.   Not applicable.

     7.   Not applicable.

     8.   Not applicable.

     9.   Not applicable.

     10.  Not applicable.

     11.  Not applicable.

     12.  Not applicable.

     13.  Not applicable.

     14.  Not applicable.

     15.  Not applicable.

     16.  Not applicable.

     17.  Not applicable.

     18.  Not applicable.

     19.  Not applicable.

     20.  Not applicable.

21. List of significant subsidiaries of Great-West Life & Annuity Insurance Company, the state of incorporation or organization or each, and the names under which such subsidiaries do business, is attached as Exhibit 21.

     22.  Not applicable.

23. (a) Consent of Jorden Burt Berenson & Johnson LLP is attached as Exhibit 23

          (b)  Consent of Deloitte & Touche LLP is attached as
Exhibit 23b.

24. Power of Attorney for Messrs. Balog, Burns, Dackow, Desmarais, Jr., Gratton, Hart, Mackness, McCallum, Nickerson, Pitfield,
Plessis-Belair, Turner and Walsh, Graham and Kavanagh are attached as Exhibit 24.

     25.  Not applicable.

     26.  Not applicable.

     27.  Financial Data Schedule for Great-West Life & Annuity
Insurance Company.

Item 17.  UNDERTAKINGS

     The Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i)  To include any prospectus required by Section
10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information, including
(but not limited to) any addition or deletion of a managing underwriter.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) Insofar as indemnification for liability arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                           SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement on Form S-1 to be signed on its behalf, in the City of Englewood, State of
Colorado, on this      day of                  , 1996.


                              GREAT-WEST LIFE & ANNUITY
                              INSURANCE COMPANY
                              (Depositor)



                              By:  /s/ W.T. McCallum
                                   William T. McCallum, President
                                   and Chief Executive Officer



     As required by the Securities Act of 1933, this Registration
Statement has been signed by the following persons in the capacities with Great-West Life & Annuity Insurance Company and on the dates indicated:

Signature and Title                               Date



                                                       , 1996
Director, Chairman of the
Board (Robert Gratton)



/s/ W.T. McCallum                                      , 1996
Director, President and Chief Executive
Officer (William T. McCallum)



/s/ G.R. Derback                                       , 1996
Vice President, Financial Control
and Controller (Glen R. Derback)





                           SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement on Form S-1 to be signed on its behalf, in the City of Englewood, State of
Colorado, on this        day of                      , 1996.


                              GREAT-WEST LIFE & ANNUITY
                              INSURANCE COMPANY
                              (Depositor)



                              By:
                                   William T. McCallum, President
                                   and Chief Executive Officer



     As required by the Securities Act of 1933, this Registration
Statement has been signed by the following persons in the capacities with Great-West Life & Annuity Insurance Company and on the dates indicated:

Signature and Title                               Date



/s/ Robert Gratton*                                September 6 ,
1996
Director, Chairman of the
Board (Robert Gratton)



/s/ William T. McCallum                         September 6, 1996
Director, President and Chief Executive
Officer (William T. McCallum)



/s/ Glen R. Derback                                 September 6,
1996
Vice President, Financial Control
and Controller (Glen R. Derback)

Signature and Title                                  Date

/s/ James Balog*                                       September 6,
1996
Director, (James Balog)



/s/ James W. Burns*                                 September 6,
1996
Director, (James W. Burns)



/s/ Orest T. Dackow*                                 September 6,
1996
Director (Orest T. Dackow)



/s/ Paul Desmarais, Jr.*                            September
6,1996
Director (Paul Desmarais, Jr.)



/s/ Robert G. Graham*                               September 6,
1996
Director (Robert G. Graham)



/2/ N. Berne Hart*                                     September 6,
1996
Director (N. Berne Hart)



/s/ Kevin P. Kavanagh*                             September 6,
1996
Director (Kevin P. Kavanagh)



/s/ William Mackness*                               September 6,
1996
Director (William Mackness)



/s/ Jerry E.A. Nickerson*                            September 6,
1996
Director (Jerry E.A. Nickerson)





Signature and Title                               Date



/s/ P. Michael Pitfield*                           September 6,
1996
Director (P. Michael Pitfield)




/s/ Michel Plessis-Belair*                         September 6,
1996
Director (Michel Plessis-Belair)



/s/ Ross J. Turner*                                   September 6,
1996
Director (Ross J. Turner)



/s/ Brian E. Walsh*                                   September 6,
1996
Director (Brian E. Walsh)



*By: /s/ D.C. Lennox                                  September 6,
1996
     D. C. Lennox
     Attorney-in-fact pursuant to Powers of Attorney filed with this Registration Statement.























                        POWER OF ATTORNEY

                               RE

           GREAT-WEST LIFE & ANNUITY INSURANCE COMPANY


Know all men by these presents, that I, R.G. Graham, a Member of the Board of
Directors
of Great-West Life & Annuity Insurance Company, a Colorado
corporation, do
hereby
constitute and appoint each of D.C. Lennox and G.R. Derback as my true and
lawful
attorney and agent for me and in my name and on my behalf to do, individually and
without the concurrence of the other attorney and agent, any and all acts
and things and
to execute any and all instruments which either said attorney and agent may
deem
necessary or desirable to enable Great-West Life & Annuity
Insurance Company
to
comply with the Securities Act of 1933 and any rules, regulations,
and
requirements of
the Securities and Exchange Commission thereunder, in connection with the
registration
under said Acts of market value adjusted annuity contracts,
including
specifically, but
without limiting the generality of the foregoing, power and
authority to
sign my name, in
my capacity as a Member of the Board of Directors of Great-West
Life &
Annuity
Insurance Company, to the Registration Statement (Form S-1) of
Great-West
Life &
Annuity Insurance Company (Registration No.               ), and to
any and
all
amendments thereto, and I hereby ratify and confirm all that either said attorney and agent shall do or cause to be done by virtue hereof.

IN WITNESS WHEREOF, I have hereunto set my hand this 20th day of February,
1996.



                              /s/ R.G. Graham

                              Member, Board of Directors
                              Great-West Life & Annuity Insurance
Company


Witness:


/s/ Kathleen Watson




                        POWER OF ATTORNEY

                               RE

           GREAT-WEST LIFE & ANNUITY INSURANCE COMPANY


Know all men by these presents, that I, K.P. Kavanagh, a Member of the Board
of
Directors of Great-West Life & Annuity Insurance Company, a
Colorado
corporation, do
hereby constitute and appoint each of D.C. Lennox and G.R. Derback as my
true and
lawful attorney and agent for me and in my name and on my behalf to do,
individually
and without the concurrence of the other attorney and agent, any and all
acts and things
and to execute any and all instruments which either said attorney and agent
may deem
necessary or desirable to enable Great-West Life & Annuity
Insurance Company
to
comply with the Securities Act of 1933 and any rules, regulations,
and
requirements of
the Securities and Exchange Commission thereunder, in connection with the
registration
under said Acts of market value adjusted annuity contracts,
including
specifically, but
without limiting the generality of the foregoing, power and
authority to
sign my name, in
my capacity as a Member of the Board of Directors of Great-West
Life &
Annuity
Insurance Company, to the Registration Statement (Form S-1) of
Great-West
Life &
Annuity Insurance Company (Registration No.               ), and to
any and
all
amendments thereto, and I hereby ratify and confirm all that either said attorney and agent shall do or cause to be done by virtue hereof.

IN WITNESS WHEREOF, I have hereunto set my hand this 19th day of January,
1996.



                              /s/ K.P. Kavanagh
                              Member, Board of Directors
                              Great-West Life & Annuity Insurance
Company


Witness:


/s/ Lori I. Gould